UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RAYTHEON COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2003

Dear Raytheon Stockholder:

I am pleased to invite you to attend Raytheon’s 2003 Annual Meeting of Stockholders on Wednesday, April 23, 2003. The meeting will begin promptly at 10:00 a.m. Eastern Time at Raytheon’s Executive Offices, 141 Spring Street, Lexington, Massachusetts.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates. Included with this booklet are a form of proxy for voting at the meeting, our 2002 Annual Report to Stockholders and our Annual Review.

Corporate governance continued to be an important focus for Raytheon during 2002. We strive for excellence in our governance practices to reaffirm the principles that are the foundation of investor trust – oversight, care, accountability and transparency. We believe our governance practices are strong and thorough. We also believe that we must continuously review and look for opportunities to improve our practices and policies to ensure that they remain among the best. In January 2003, we launched our corporate governance Web site to give stockholders, customers and other stakeholders greater insight into the principles and policies that govern the company. The site contains our governance principles, Board committee charters and information about our Board members and processes. The site also features our standards of business ethics and conduct. You can access our site at www.raytheon.com/about us/corporate governance.

I look forward to sharing more information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting.

Sincerely,

DANIEL P. BURNHAM
Chairman and Chief Executive Officer

RAYTHEON COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 23, 2003

The Annual Meeting of Stockholders of Raytheon Company will be held at Raytheon’s Executive Offices, 141 Spring Street, Lexington, Massachusetts 02421 at 10:00 a.m. Eastern Time on Wednesday, April 23, 2003 for the following purposes:

1.	To elect four directors for a term of three years; and

2.	To consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on February 24, 2003 are entitled to notice of and an opportunity to vote at the meeting.

Your vote is important.    You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

John W. Kapples

Secretary

Lexington, Massachusetts

March 28, 2003

RAYTHEON COMPANY

141 Spring Street, Lexington, Massachusetts 02421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at the 2003 Annual Meeting of Stockholders of the Company and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on April 23, 2003 beginning at 10:00 a.m. Eastern Time. Stockholders will be admitted beginning at 9:30 a.m. The meeting will be held at Raytheon’s Executive Offices, 141 Spring Street, Lexington, Massachusetts 02421.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about March 28, 2003 to holders of shares of Raytheon’s common stock as of February 24, 2003, the record date for the meeting.

You will need an admission ticket to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. Directions to the meeting are printed on the admission ticket.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to the Company’s transfer agent, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Raytheon stockholder.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:00 p.m. Eastern Time on April 22, 2003. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On February 24, 2003, there were 409,356,974 common shares outstanding.

If you are a participant in Raytheon’s Dividend Reinvestment Plan, common shares held in your account are included on, and may be voted using, the proxy card sent to you. The plan’s administrator is the stockholder of record of your dividend reinvestment plan shares and will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card sent to you.

If you are a participant in the Raytheon Savings and Investment Plan, the proxy card sent to you will serve as the voting instruction card to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote—Election of Directors

A plurality of the votes cast is required for the election of directors. In other words, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Required Vote—Stockholder Proposals and Other Matters

With respect to the stockholder proposals and all other matters to properly come before the meeting, the affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required. An abstention is counted as a vote against the stockholder proposals and all other matters to properly come before the meeting. A broker non-vote is not counted for purposes of the approval of stockholder proposals and all other matters to properly come before the meeting.

In accordance with the Company’s Certificate of Incorporation, each share of common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as is:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy or consent solicitation; or

•	requested by you.

Any comment written on a proxy card will be provided to Raytheon’s Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2002 Annual Report and Annual Review is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save the Company the cost of producing and mailing these reports, the Company will discontinue the mailing of reports on the accounts you select if you follow the instructions provided when you vote over the Internet or by telephone.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In accordance with a notice previously sent to our record holders and certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you are a street name holder or record holder and wish to receive an additional copy of our annual report or proxy statement this year, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to the Corporate Secretary at Raytheon Company, Executive Offices, 141 Spring Street, Lexington, Massachusetts 02421. If you are a street name holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call ADP Investor Communications Services toll-free at 1-800-542-1061. If you are a record holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and our 2002 Annual Report are also available on Raytheon’s Internet site at www.raytheon.com under the heading “Investor Relations.” Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote your proxy over the Internet. You can also register for this option by following the instructions provided on the following Internet site: www.investpower.com/rtn.

By choosing to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the Raytheon Shareholder Services toll-free number and tell us otherwise. You do not have to elect Internet access each year.

If you hold your Raytheon stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold Raytheon stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing Raytheon’s proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. We have retained Morrow & Co. to assist in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co. a fee of $15,000 plus expenses for these services.

As required by the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Raytheon stock.

Stockholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (AST). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s Internet site at www.amstock.com.

For other Company information, you can visit our Internet site at www.raytheon.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in Raytheon stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that in 2002 our directors and executive officers met all applicable Securities and Exchange Commission requirements except as described below.

•	In September 2002, Gregory Shelton, Vice President of Engineering and Technology, executed a fund-switching transaction in his 401(k) account which was reported on a late Form 4 in October 2002.

•	In September 2002 in connection with the reorganization of the Company’s defense businesses, Thomas M. Culligan, Senior Vice President — Business Development and Chairman and Chief Executive Officer — Raytheon International, Inc., assumed new responsibilities and became an executive officer of the Company. A late Form 3 for Mr. Culligan was filed in January 2003.

•	In October 2002, Jay B. Stephens, Senior Vice President and General Counsel, received on the date of his appointment an award of Company stock options and restricted stock which were reported on a late Form 4 in October 2002.

Relationship with Independent Public Accountants

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit the Company’s financial statements for the fiscal year beginning January 1, 2003.

Representatives of PricewaterhouseCoopers are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Certain Relationships and Related Transactions

During 2002, the Company retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison for various legal services. Warren B. Rudman, a director of the Company, was a member of this firm until December 31, 2002. As of January 1, 2003, Mr. Rudman is of counsel to this firm. Please refer to the discussion on page 9 of this proxy statement under the heading “Board Independence.”

In August 2001, the Company provided Gregory Shelton, Vice President of Engineering and Technology, an interest-free loan in the original principal amount of $350,000 to assist him in his relocation from Arizona to Massachusetts. This loan is secured by a second mortgage on Mr. Shelton’s home. As of December 31, 2002, the outstanding amount of the loan was $350,000. In December 1998, the Company provided Jack Kelble, a vice president of the Company and the President of the Company’s Space and Airborne Systems segment, an interest-free loan in the original principal amount of $500,000, to assist him in his relocation from Massachusetts to California. This loan is secured by a second mortgage on Mr. Kelble’s home. As of December 31, 2002, the outstanding balance was $440,000.

Prior to enactment of the Sarbanes-Oxley Act of 2002, the Company made advances to its executives with respect to taxes on imputed income events such as personal use of company cars, financial planning services and vesting of certain equity compensation. These advances were recovered in full from the executive over the next several pay periods following the advance. The largest aggregate amount during

2002 for each of Messrs. Shelton and Kelble was $6,158.53 and $8,940.16, respectively. As of December 31, 2002, the outstanding balance for each of these advances was $3,702.00 and $6,210.00, respectively. The outstanding balances for Messrs. Shelton and Kelble as of December 31, 2002 were solely attributable to a two-week pay advance made to all employees in connection with the conversion of the Company’s payroll systems in January 1999 from a monthly to a bi-weekly pay cycle. Upon termination from the Company, the advance will be recovered from the last paycheck issued to each of Messrs. Shelton and Kelble. More information regarding loans and advances to our executive officers may be found on page 20 of this proxy statement in footnote 5 to the Summary Compensation Table. As of July 30, 2002, the date of enactment of the Sarbanes-Oxley Act of 2002, the Company no longer provides extensions of credit in the form of personal loans to its executive officers or directors.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Raytheon’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. No director attended less than 82% of the combined Board meetings and meetings of the committees on which he or she served, and the average attendance at Board and committee meetings was 93%.

The table below provides membership and meeting information for the Board and each committee. In 2002, the Board of Directors met 10 times.

	Audit Committee	Governance and Nominating Committee[1]	Management Development and Compensation Committee[2]	Public Affairs Committee	Executive Committee
Outside Directors Independent
Barbara M. Barrett		X	X	Chair	X
Ferdinand Colloredo-Mansfeld			X
John M. Deutch		X		X
Thomas E. Everhart		Chair			X
Frederic M. Poses	X			X
Warren B. Rudman		X	Chair		X
Michael C. Ruettgers	Chair		X		X
Ronald L. Skates	X
William R. Spivey	X			X

Relationships with Raytheon
John H. Tilelli, Jr.				X

Inside Directors Management
Daniel P. Burnham					Chair

Number of Meetings in 2002	11	5	9	3	3

(1)	The Nominating Subcommittee of the Governance Committee, comprised of Barbara M. Barrett, John M. Deutch — Chair, and Thomas E. Everhart, met 4 times in 2002, prior to being collapsed into the Governance Committee.
(2)	The Options Subcommittee of the Management Development and Compensation Committee, comprised of Barbara M. Barrett, Ferdinand Colloredo-Mansfeld and Michael C. Reuttgers — Chair, met 9 times in 2002.

Audit Committee

The Audit Committee:

•	Monitors the integrity of the Company’s financial statements;

•	Monitors the independent auditor’s qualifications and independence;

•	Monitors the performance of the Company’s internal audit function and independent auditors;

•	Monitors the Company’s compliance with legal and regulatory requirements;

•	Meets with management to consider the adequacy of the Company’s internal controls and the objectivity of financial reporting;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditor;

•	Reviews annual and periodic reports and earnings press releases;

•	Reviews major financial risk exposures and management’s responses;

•	Consists solely of independent directors. Ronald L. Skates, a member of the Audit Committee since January 2003, is an “audit committee financial expert” (as defined by SEC rules) as determined by the Board of Directors based on his education, experience and background; and

•	Has the authority to hire and terminate independent counsel and other advisors.

Management Development and Compensation Committee

The Management Development and Compensation Committee:

•	Reviews and oversees compensation and personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers;

•	Approves the compensation of other officers and key employees;

•	Approves director compensation;

•	Prepares the compensation committee report included in this proxy statement on page 23;

•	Consists solely of independent directors; and

•	Has the authority to hire and terminate independent counsel and other advisors.

The Board of Directors has also established the Options Subcommittee of the Management Development and Compensation Committee. The Options Subcommittee administers and makes awards under the Company’s stock option plans.

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination process and recommends candidates for election to the Board;

•	Considers nominees proposed by stockholders;

•	Reviews and assesses the effectiveness of the Board’s Governance Principles and recommends proposed revisions to the Board;

•	Reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Consists solely of independent directors; and

•	Has the authority to hire and terminate independent counsel and other advisors.

Under our By-Laws, nominations for Director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our

By-Laws. This provision requires a stockholder to notify the Corporate Secretary during the period between the close of business on the 90th calendar day and the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. For the Company’s annual meeting in the year 2004, we must receive this notice between December 26, 2003 and January 24, 2004. You can obtain a copy of our By-Laws by writing to the Corporate Secretary, Raytheon Company, Executive Offices, 141 Spring Street, Lexington, Massachusetts 02421. You may also obtain a copy  of our By-Laws on our Internet site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Public Affairs Committee

The Public Affairs Committee:

•	Reviews, identifies and brings to the attention of the Board political, social, legal and environmental trends and issues that may in its opinion have an impact on the business, operations, financial performance or public image of the Company;

•	Reviews policies and practices of the Company in the areas of political, legal, environmental and social responsibility and, when appropriate, recommends to the Board such policies and practices including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	employment practices;

•	regulatory compliance (except financial matters);

•	charitable contributions;

•	government relations;

•	community and university relations; and

•	product quality;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire and terminate independent counsel and other advisors.

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated.

Governance of the Company—  Governance Principles

The Board of Directors has adopted Governance Principles. The Governance Principles are published on Raytheon’s Internet site at www.raytheon.com, under the heading “About Us/Corporate Governance.” Among other matters, the principles include the following:

1.	A substantial majority of the Board of Directors should be independent directors. To be considered independent under the New York Stock Exchange independence criteria, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will be considered independent if he or she:

•	has not, within the past five years, been employed by the Company or affiliated with or employed by a present or former auditor of the Company;

•	has not, within the past five years, been employed by a public company that has on its board an executive officer of the Company;

•	is not: (a) a paid advisor or consultant to the Company; (b) an executive officer, partner or holder of more than 10% of the stock of another company that (1) does business with the Company and the annual sales to, or purchases from, the Company are equal to 5% or more of either the Company’s or the other company’s annual revenues; or (2) is indebted to the Company, or to which the Company is indebted, and the total amount of either the Company’s or the other company’s indebtedness is 5% or more of the Company’s or the other company’s total assets;

•	is not an executive officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from the Company (the Company’s matching of employee charitable contributions is not included in the amount of the Company’s contributions for this purpose);

•	is not the spouse, parent, child or sibling of an executive officer of the Company; and

•	does not have immediate family members in the categories described in the first two bullet points in this paragraph 1.

2.	The Audit Committee, the Management Development and Compensation Committee and the Governance and Nominating Committee consist entirely of independent directors. Each committee has its own charter. The charters are published on the Company’s Internet site at www.raytheon.com, under the heading “About Us/Corporate Governance.”

3.	The Governance and Nominating Committee determines the appropriate skills and characteristics required of Board members and considers diversity, age, skills, experience and other relevant factors in performing its assessment.

4.	During such times when the same person holds the offices of both Chairman and CEO, the non-management directors may designate a lead director. The lead director shall be independent as determined by the Board in accordance with the Governance Principles. The lead director’s duties will include:

•	consulting with the Chairman regarding agenda items for Board meetings;

•	chairing executive sessions of the Board’s non-management directors; and

•	performing such other duties as the Board deems appropriate.

The Board has designated Warren B. Rudman as lead director. Please refer to the discussion under the heading “Lead Director” on page 9 of this proxy statement for more information.

5.	A director should offer his or her resignation upon any change in position, including retirement, from the position he or she held when elected to the Board. When the Chief Executive Officer resigns or retires, he or she is expected to resign from the Board at that time.

6.	A director may not stand for election after attaining age 73.

7.	The Board and the Board’s committees may hire independent legal, financial or other advisors.

8.	The Governance and Nominating Committee provides an annual assessment of the Board’s performance and of its contribution as a whole. In addition, the Governance and Nominating Committee leads each committee in reviewing its performance.

9.	The Board periodically reviews the Company’s long-term strategic and business plans.

10.	The non-management directors meet periodically to review the performance of the Chief Executive Officer.

11.	The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee.

12.	Board members have complete access to Raytheon management, and the Board encourages the Chief Executive Officer to bring members of management to Board meetings from time to time to provide management insight into matters being discussed by the Board which involve the manager.

13.

The Board believes that directors should be stockholders and have a financial stake in the Company. Each director should develop a meaningful ownership position in the Company over time. In furtherance of this belief, non-management directors are paid a substantial portion of their annual fees in shares of the Company’s common stock.

14.	The Governance and Nominating Committee periodically reviews the Governance Principles and recommends changes to the Board.

In addition to the summary of the Governance Principles set forth above, the Board has adopted certain guidelines that establish a cap on direct investment of the Company’s pension plan assets in the Company’s common stock of 2% of total pension plan assets. Additionally, outside advisors actively managing the Company’s pension plan assets are prohibited from directly investing in Raytheon stock other than through index funds.

Board Independence

The Board has adopted criteria to assist it in making determinations of the independence of its members. These criteria are included in the Company’s Governance Principles and are summarized above beginning on page 7 of this proxy statement. The Board has considered the independence of its members in light of its independent director criteria and has determined that, except for Daniel P. Burnham, the Company’s Chairman and CEO, and John H. Tilelli, Jr., all of its directors satisfy the criteria. Mr. Burnham does not satisfy the criteria because he is the Chief Executive Officer of the Company. Mr. Tilelli does not satisfy the criteria because he is the President and Chief Operating Officer of Cypress International Inc., a firm that provides consulting services to the Company.

Mr. Rudman is and has been affiliated with a law firm that provides legal services to the Company. Please refer to the discussion on page 4 of this proxy statement under the heading “Certain Relationships and Related Transactions.” The Board unanimously determined that this affiliation is not material and that Mr. Rudman satisfies the Company’s independent director criteria. In making this determination, the Board considered all factors it deemed relevant, including the Company’s relationship with the law firm as a provider of outside legal services, the percentage of fees paid to the law firm by the Company as a percentage of the firm’s total revenues and as a percentage of the Company’s costs for legal services from outside law firms, and Mr. Rudman’s individual arrangements with the firm with respect to compensation and firm management. In particular, the Board noted that Mr. Rudman has no vote on any firm matter, including but not limited to compensation matters. The Board also noted that the firm advised the Company that Mr. Rudman does not benefit directly or indirectly in the determination of his compensation from any fees the law firm earns from the Company. Effective January 1, 2003,  Mr. Rudman’s status with the law firm is of counsel, which means that he no longer has an equity interest in the law firm.

Lead Director

In December 2002, the Board determined to appoint a lead director, because Mr. Burnham holds the positions of Chairman and Chief Executive Officer and in order to adopt a Board structure that strengthens the independence and role of the Board with appropriate checks and balances on the power, actions and performance of the CEO. The lead director shall be independent as determined by the Board in accordance with the criteria included in the Company’s Governance Principles and summarized on page 7 of this proxy statement. The lead director’s duties include consulting with the Chairman in setting Board agendas, chairing executive sessions of the Board (in which the non-management directors meet without management) and performing such other duties as the Board may determine from time to time. The designation of a lead director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, at the Board meeting that coincides with the annual meeting of stockholders, the Board will reconsider the role and designation of the lead director.

In December 2002, the Board designated Mr. Rudman as the lead director due to the valuable counsel and guidance he provides based on his depth of experience having served as a member of the Board of the Company since 1993. Mr. Rudman served two terms as a U.S. senator. He also co-chaired the bipartisan U.S. Commission on National Security. He most recently was a member of the Conference Board’s Commission on Public Trust and Private Enterprise, which recommended significant reforms related to corporate governance, business ethics, shareholder relations and auditing and accounting issues.

Anyone who has a concern about the Company’s conduct may communicate that concern directly to Mr. Rudman as lead director, or to the non-management directors as a group, in writing c/o the Corporate Secretary, Raytheon Company, Executive Offices, 141 Spring Street, Lexington, Massachusetts 02421.

Compensation of Directors

Each non-employee director receives an annual retainer of $40,000. The chair of each Board committee receives an additional annual retainer of $5,000. Non-employee directors also receive a fee of $1,000 for attendance at each meeting of the Board and each committee meeting, other than telephonic meetings and committee meetings of less than two hours’ duration held on the day of full Board meetings, for which the fee is $500. Pursuant to the Company’s Deferral Plan for directors, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board.

Non-employee directors also receive an annual grant of $60,000 of shares of Raytheon common stock. Grants are made under the Non-employee Directors Restricted Stock Plan. All grants of restricted stock are held in the custody of the Company until restrictions lapse, generally on the date of the annual meeting three years after the award. The directors receive dividends on these shares and are entitled to vote these shares.

In 1996, the Company terminated its Directors’ Pension Plan. Prior to termination, directors of the Company who were not eligible for benefits under any Company-sponsored pension plan were entitled to receive a monthly cash benefit for up to fifteen years after their retirement from the Board. The Board voted to terminate this plan and to convert the then-present value of each director’s cash benefit into shares of common stock. These shares, and all accrued dividends, are held in trust for the benefit of the individual director with delivery deferred until retirement from the Board.

The Company also maintains a general insurance policy which provides non-employee directors with travel accident insurance when on Company business.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee focuses on four areas:

•	the integrity of the Company’s financial statements;

•	the independence and qualifications of the Company’s independent auditors;

•	the performance of the Company’s internal auditors and independent auditors; and

•	the Company’s compliance with legal and regulatory requirements.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. We also appoint the independent auditors and review periodically their performance and independence from management.

The directors who serve on the Committee are all “independent” for purposes of the New York Stock Exchange listing standards. The Board has determined that Ronald L. Skates, a member of the Committee since January 2003, qualifies as an “audit committee financial expert,” as defined by SEC rules, based on his education, experience and background.

The Board has adopted a written charter setting out the functions the Committee is to perform. You can find a copy of that charter on Raytheon’s Internet site at www.raytheon.com under the heading “About Us/Corporate Governance.” A copy of the charter  is also attached to this proxy statement as “Annex A.”

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

This year, we reviewed the Company’s audited financial statements and met with both management and PricewaterhouseCoopers, the Company’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with PricewaterhouseCoopers the written disclosure as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with PricewaterhouseCoopers any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on these reviews and discussions, we recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Management has advised us that for each of the years ended December 31, 2001 and December 31, 2002, respectively, the Company paid fees to PricewaterhouseCoopers for services in the following categories:

	2002	2001
Audit Fees	$5.6 million	$5.1 million
Audit-Related Fees[1]	$3.9 million	$9.4 million
Tax Fees[2]	$5.0 million	$5.2 million
All Other Fees[3]	$35.7 million	$64.5 million

(1)	Includes acquisition support, due diligence and audit support related to divestitures and advice related to accounting matters.
(2)	Includes foreign tax consulting services and tax return assistance in foreign jurisdictions, domestic tax consulting advice and preparation of expatriate tax returns.
(3)	Includes financial information systems design and implementation fees and dispute resolution support.

In 1999, the Company conducted a competitive selection process among various large Enterprise Resource Planning (ERP) implementation service providers to select a firm to assist the Company in its implementation of SAP. The Company is replacing its legacy systems and implementing SAP to establish common systems and standardized internal processes. PwC Consulting was selected to provide these services over a four-year period. An important factor in the selection of PwC Consulting was their demonstrated expertise in this area, as evidenced by the fact that PwC Consulting has worked with SAP and SAP software for more than 15 years, working on numerous global implementations of SAP’s software during that time. In October 2002, PricewaterhouseCoopers sold PwC  Consulting to an unrelated third party. PricewaterhouseCoopers has retained a limited role that is being phased out over the next year.

As of October 2002, the Audit Committee pre-approves all audit engagements and fees as well as all allowable non-audit engagements of the independent auditor. We have considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining PricewaterhouseCoopers’ independence in the conduct of its audit function.

Members of the Audit Committee

Frederic M. Poses, Michael C. Ruettgers—Chair, Ronald L. Skates, William R. Spivey

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes whose terms expire at successive annual meetings. We have nominated Ferdinand Colloredo-Mansfeld, Thomas E. Everhart, Warren B. Rudman and Ronald L. Skates, the directors in the class of directors whose terms expire at the annual meeting, for three-year terms that will expire at the annual meeting in the year 2006.

We have included below the principal occupation and other information about the nominees and the directors whose terms of office will continue after the annual meeting.

The persons named in the proxy card intend to vote for the election of each of the nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

We expect each of the nominees to be able to serve if elected. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

Nominees for the Class of Directors Whose Terms Expire in 2006

FERDINAND COLLOREDO-MANSFELD

•	Director of the Company since 1987.

•	Retired Chairman and Chief Executive Officer of Cabot Industrial Trust.

•	Chairman and Chief Executive Officer of Cabot Industrial Trust from January 1998 to December 2001.

•	Chairman and Chief Executive Officer of Cabot Partners L.P. (predecessor of Cabot Industrial Trust) from October 1990 to January 1998 and Chairman and Chief Executive Officer of Cabot, Cabot and Forbes Co. from 1986 to 1990.

•	Director: Cabot Properties, Inc.

•	Age 63.

THOMAS E. EVERHART

•	Director of the Company since 1997.

•	President Emeritus, California Institute of Technology since 1997.

•	President and Professor of Electrical Engineering and Applied Physics, California Institute of Technology from 1987 to 1997.

•	Director: Saint-Gobain Corporation; Kavli Foundation.

•	Trustee: California Institute of Technology.

•	Overseer: Harvard University.

•	Affiliations: Corporation for National Research Initiatives; Senior Scientific Advisor, W.M. Keck Foundation.

•	Age 71.

WARREN B. RUDMAN

•	Director of the Company since 1993.

•	Of counsel to the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 2003.

•	Partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison from January 1992 to December 2002.

•	United States senator from 1980 to January 1992.

•	Director: Allied Waste Industries, Inc.; Boston Scientific Corporation; The Chubb Corporation; Collins & Aikman Corporation; several mutual funds managed by Dreyfus Corporation.

•	Age 72.

RONALD L. SKATES

•	Director of the Company since January 2003.

•	Private investor since 1999.

•	President and Chief Executive Officer of Data General Corporation from 1989 to 1999; other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers) from 1976 to 1986.

•	Director: Cabot Microelectronics Corporation; State Street Corporation.

•	Trustee: Massachusetts General Hospital.

•	Age 61.

Directors Whose Terms of Office Continue

JOHN M. DEUTCH

•	Director of the Company since 1998. Term expires 2004.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of the United States Central Intelligence Agency from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•	Director: Citigroup Inc.; CMS Energy Corporation; Cummins Engine Company, Inc.; Schlumberger Ltd.

•	Affiliations: French American Foundation; Council on Foreign Relations; Resources for the Future; Urban Institute.

•	Age 64.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000. Term expires in 2004.

•	Executive Chairman of EMC Corporation since January 2001.

•	Chief Executive Officer of EMC Corporation from January 1992 to January 2001.

•	President of EMC Corporation from October 1989 to January 2000.

•	Chief Operating Officer of EMC Corporation from October 1989 to January 1992.

•	Executive Vice President, Operations of EMC Corporation from July 1988 to October 1989.

•	Director: EMC Corporation; PerkinElmer, Inc.

•	Age 60.

WILLIAM R. SPIVEY

•	Director of the Company since 1999. Term expires 2004.

•	Retired President and Chief Executive Officer of Luminent, Inc.

•	President and Chief Executive Officer of Luminent, Inc. from July 2000 to September 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from October 1997 to September 2001.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to October 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•	Director: Cascade Microtech, Inc.; Lyondell Chemical Co.; Novellus Systems, Inc.; The Laird Group, PLC.

•	Age 56.

BARBARA M. BARRETT

•	Director of the Company since 1999. Term expires 2005.

•	Chief Executive Officer of Triple Creek Guest Ranch since 1993; corporate and international attorney since 1979.

•	Fellow at the Institute of Politics at Harvard University in 1999; current member of the Senior Advisory Board.

•	President and Chief Executive Officer of the American Management Association from 1997 to 1998.

•	Deputy Administrator of the Federal Aviation Administration from 1988 to 1989.

•	Vice Chairman of the Civil Aeronautics Board from 1982 to 1985.

•	Chairman, Board of Trustees: Thunderbird, The American Graduate School of International Management; Trustee, Valley Bank of Arizona.

•	Director: Exponent, Inc.

•	Age 52.

DANIEL P. BURNHAM

•	Director of the Company since 1998. Term expires 2005.

•	Chairman and Chief Executive Officer of the Company since July 31, 1999.

•	President and Chief Executive Officer of the Company from December 1, 1998 to July 31, 1999.

•	President and Chief Operating Officer of the Company from July 1, 1998 to December 1, 1998.

•	Vice Chairman of AlliedSignal, Inc. from October 1997 to June 1998.

•	President of AlliedSignal Aerospace and Executive Vice President of AlliedSignal, Inc. from 1992 until becoming Vice Chairman in 1997.

•	Director: FleetBoston Financial Corporation.

•	Age 56.

FREDERIC M. POSES

•	Director of the Company since 2000. Term expires 2005.

•	Chairman and Chief Executive Officer of American Standard Companies, Inc. since January 1, 2000.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to December 31, 1999.

•	30-year business career spent at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988.

•	Director: American Standard Companies, Inc.; Centex Corporation.

•	Age 60.

JOHN H. TILELLI, JR.

•	Director of the Company since 2002. Term expires 2005.

•	President and Chief Operating Officer of Cypress International Inc. since January 2002.

•	President and Chief Executive Officer of the USO Worldwide Operations from January 2000 to January 2002.

•	General Tilelli retired from the U.S. Army in January 2000 after a 37-year career which included positions as Commander-in-Chief of the United Nations Command, Republic of Korea/United States Combined Forces/United States Forces Korea, Vice Chief of Staff of the Army and Commander of United States Army Forces Command.

•	Board of Trustees: Widener University; AEROSPACE Corp.

•	Age 61.

STOCK OWNERSHIP

Five Percent Stockholders

The following table lists those persons or groups known to the Company to be the beneficial owner of more than 5% of the Company’s common stock as of December 31, 2002:

Name and Address of Beneficial Owner	Common Stock	Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	41,729,160	10.2%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of Raytheon’s common stock as of January 1, 2003 for (a) each director and nominee for director, (b) the four most highly compensated officers who are not also directors, (c) Franklyn A. Caine, the Company’s former Senior Vice President and Chief Financial Officer, and (d) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own approximately 1% of the outstanding shares of common stock.

Name	Number of Shares and Nature of Beneficial Ownership

(a)
Daniel P. Burnham	1,471,543	(1)(2)(9)
Barbara M. Barrett	7,400	(3)
Ferdinand Colloredo-Mansfeld	18,739	(3)(4)
John M. Deutch	8,130	(3)
Thomas E. Everhart	6,655	(3)
Frederic M. Poses	9,825	(3)
Warren B. Rudman	11,534	(3)(4)(5)
Michael C. Ruettgers	15,321	(3)
Ronald L. Skates	2,000
William R. Spivey	14,400	(3)
John H. Tilelli, Jr.	1,000	(3)

(b)
William H. Swanson	825,458	(1)(2)(9)
Francis S. Marchilena	283,704	(1)(2)(6)(9)
James E. Schuster	136,399	(1)(2)(6)
Thomas M. Culligan	44,128	(1)(2)(6)

(c)
Franklyn A. Caine	691,905	(1)(2)(9)

(d)
All directors, nominees for director and executive officers as a group (30 persons)	4,569,128	(1)(2)(7)(8)(9)

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options as follows: Mr. Burnham—1,152,833; Mr. Swanson—699,895; Mr. Marchilena—214,866; Mr. Schuster—66,999; Mr. Culligan—34,449; Mr. Caine—598,699; all executive officers as a group—3,599,945.
(2)	Includes shares held in the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Burnham—11,810; Mr. Swanson—7,654; Mr. Marchilena—4,554; Mr. Schuster—2,239; Mr. Culligan—759; Mr. Caine—2,821; all executive officers as a group—64,719.

(3)	Includes restricted stock issued under the Company’s Non-employee Directors Restricted Stock Plan: Ms. Barrett and Messrs. Colloredo-Mansfeld, Deutch, Everhart, Rudman and Spivey—4,400 shares each; Messrs. Poses and Ruettgers—2,400 shares each; and Mr. Tilelli—1,000 shares.
(4)	Includes 5,644 shares held in trust for the benefit of the individual director. Each director has the power to vote the shares held for his or her account. The shares were issued pursuant to the Company’s Deferral Plan for Directors.
(5)	Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other s of those funds and with the directors of the Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.
(6)	Includes restricted shares over which the beneficial owner has voting power as follows: Mr. Marchilena—26,946; Mr. Schuster—62,000; Mr. Culligan—6,667; all officers and directors as a group—236,814.
(7)	Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.
(8)	Includes 11,288 shares held in trust and over which the individual has voting power.
(9)	Includes vested deferred compensation equivalent to the following number of shares of Raytheon common stock which each of the named executive officers has the right to acquire within 60 days of the date hereof upon termination of service with the Company: Mr. Burnham—275,295 shares; Mr. Swanson—61,583 shares; Mr. Marchilena—33,500 shares; and Mr. Caine—72,000 shares. Excludes unvested deferred compensation equivalent to the following number of shares of common stock: Mr. Burnham—349,418 shares; Mr. Swanson—66,667 shares; Mr. Marchilena—50,000 shares; and Mr. Caine—100,000 shares. Pursuant to elections made in January 2001, restricted stock awards made to each of Messrs. Burnham, Swanson, Marchilena and Caine were converted to deferred compensation arrangements and shares of Raytheon common stock were transferred to an irrevocable trust administered by an independent trustee. Effective December 2002, Mr. Caine resigned as Senior Vice President and Chief Financial Officer. In connection therewith, in January 2003 Mr. Caine received a distribution from the trust of 48,744 shares (representing 72,000 shares net of applicable taxes). The remaining portion of Mr. Caine’s deferred compensation account representing the value of 100,000 shares has been forfeited.

EXECUTIVE COMPENSATION

Set forth below is information concerning the annual and long-term compensation for the Company’s Chief Executive Officer, the four other most highly compensated executive officers and Franklyn A. Caine, the Company’s former Senior Vice President and Chief Financial Officer, for the fiscal years ending December 31, 2002, 2001 and 2000.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards		All Other Compensation(5)($)
		Salary($)	Bonus($)	Other Annual Compen -sation(2)($)	Restricted Stock/Unit Awards(3)($)	Options(4)(#)
Daniel P. Burnham	2002	$1,065,278	$2,000,000	$71,219	—	416,500	$127,559
Chairman and Chief	2001	1,021,023	1,500,000	51,832	—	412,500	131,443
Executive Officer	2000	973,500	1,750,000	76,606	$5,281,250	629,000	78,862

William H. Swanson	2002	670,280	1,100,000	—	—	246,100	325,461
President	2001	608,903	925,000	—	308,160	143,000	134,780
	2000	576,500	875,000	—	2,112,500	273,800	171,270

Francis S. Marchilena	2002	476,390	500,000	—	656,357	104,700	43,516
Executive Vice President	2001	447,259	525,000	—	218,280	99,000	39,824
	2000	370,000	450,000	—	1,584,375	88,000	26,175

James E. Schuster(1)	2002	424,044	600,000	209,888	385,200	89,000	198,176
Executive Vice President	2001	357,692	300,000	—	—	73,500	81,882
and Chairman and CEO
Raytheon Aircraft Company

Thomas M. Culligan(1) Senior Vice President, Business Development and Chairman and CEO Raytheon International, Inc.	2002	384,808	300,000	—	—	79,000	29,453

Franklyn A. Caine(6)	2002	549,628	600,000	—	—	111,100	45,831
Senior Vice President and	2001	519,615	525,000	—	—	106,500	47,289
Chief Financial Officer	2000	495,000	575,000	—	3,168,750	335,000	2,415

(1)	Mr. Schuster was elected a Raytheon Company Executive Vice President and Chairman and Chief Executive Officer of Raytheon Aircraft Company effective May 26, 2001. Mr. Culligan was designated as an executive officer of the Company in September 2002 in connection with the reorganization of the Company’s defense businesses.
(2)	For 2002, the amount shown for Mr. Burnham includes $30,811 for personal use of Company aircraft and $25,408 for personal use of Company-leased automobiles. For 2001, the amount shown for Mr. Burnham includes $32,611 for personal use of Company aircraft and $19,221 for personal use of Company-leased automobiles. For 2000, the amount shown for Mr. Burnham includes $32,554 for personal use of Company aircraft and $29,052 for personal use of a Company-leased automobile. For 2002, the amount shown for Mr. Swanson includes tax reimbursements of $89,448 primarily related to the relocation expenses disclosed in footnote 5 to this table. For 2002, the amount shown for Mr. Schuster includes tax reimbursements of $172,769 primarily related to the relocation expenses disclosed in footnote 5 to this table.
(3)	The amount shown is the value of the restricted stock or unit award on the date of grant. The executive is not generally entitled to the cash amount shown in the year the restricted stock or unit award is made. The award vests over time and is subject to the executive remaining employed by the Company. Dividends are paid on the restricted stock shown and dividend equivalents are paid on the restricted units.

On July 31, 2002, Mr. Marchilena was awarded a restricted stock grant consisting of 20,146 shares. On January 23, 2002, Mr. Schuster was awarded a restricted stock grant consisting of 12,000 shares. Mr. Marchilena’s award will vest 100% upon the completion of certain construction projects. Mr. Schuster’s award vests 100% on the following schedule: one-third on each of the first, second and third anniversaries of the date of grant. The value shown for each award is based on $32.58 and $32.10, respectively, the closing price per share of the Company’s common stock on each grant date.
On January 23, 2002, Mr. Swanson and Mr. Marchilena were awarded restricted stock grants consisting of 9,600 shares and 6,800 shares, respectively. The awards were made under a performance-based incentive program for services rendered during 2001. Mr. Swanson’s award vested 100% on February 23, 2002 and Mr. Marchilena’s award vested 100% on January 23, 2003. The value shown is based on $32.10, the closing price of the Company’s common stock on the grant date.
During 2000, the named executives were awarded the following restricted stock grants: Mr. Burnham—250,000 shares; Mr. Swanson—100,000 shares; Mr. Marchilena—75,000 shares; Mr. Schuster—75,000; and Mr. Caine—150,000 shares. The awards were scheduled to vest on the following schedule: one-third on the second anniversary of the award date; one-third on the fourth anniversary of the award date; and the final one-third on the sixth anniversary of the award date
The number and value, based on the closing price of the Company’s common stock on December 31, 2002, of the aggregate restricted holdings of Messrs. Burnham, Swanson, Marchilena, Schuster and Caine are as follows: Mr. Burnham—349,418 shares, $10,744,604; Mr. Swanson—66,667 shares, $2,050,010; Mr. Marchilena—76,946 shares, $2,366,090; Mr. Schuster—62,000 shares, $1,906,500; Mr. Culligan—6,667 shares, $205,010; and Mr. Caine—100,000 shares, $3,075,000.
Pursuant to elections made in January 2001, the restricted stock awards made to Mr. Burnham in 2000 and to Messrs. Swanson, Marchilena and Caine in 1999 and 2000 were converted to deferred compensation arrangements and shares of Raytheon common stock were transferred to an irrevocable trust administered by an independent trustee. Mr. Burnham deferred 478,104 shares, Mr. Swanson deferred 128,250 shares, Mr. Marchilena deferred 83,500 shares and Mr. Caine deferred 172,000 shares. Effective December 2002, Mr. Caine resigned as Senior Vice President and Chief Financial Officer of the Company. In connection therewith, in January 2003 Mr. Caine received a distribution from the trust of 48,744 shares (representing 72,000 shares net of applicable taxes). The remaining portion of Mr. Caine’s deferred compensation account representing the value of 100,000 shares has been forfeited.
(4)	For 2002, the total number of stock options reported for each named executive includes the following Long-Term Achievement Plan (LTAP) performance-based options: Mr. Burnham—146,500; Mr. Swanson—56,100; Mr. Marchilena—41,700; Mr. Schuster—34,000; Mr. Culligan—34,000; and Mr. Caine—48,100. Please refer to the table immediately below entitled Option Grants in Last Fiscal Year for a description of the performance features of the LTAP options.
(5)	For 2002, the amounts include: (a) the value of life insurance premiums paid by the Company (Mr. Burnham—$3,362; Mr. Swanson—$3,015; Mr. Marchelina—$2,610; Mr. Schuster—$1,300 plus $573—premium for excess executive liability insurance; Mr. Culligan—$1,315 plus $496—premium for excess executive liability insurance; and Mr. Caine—$1,996); (b) Company contributions of $850 for each executive under the Company’s Stock Ownership Plan; (c) Company contributions of $8,000 for each executive under the Company’s Savings and Investment Plan; (d) Company contributions under the Company’s Excess Savings Plan (Mr. Burnham—$95,211; Mr. Swanson—$55,811; Mr. Marchilena—$32,056; Mr. Schuster—$20,962; Mr. Culligan—$18,792; and Mr. Caine—$36,985); (e) $15,000 payable under Mr. Burnham’s employment agreement to cover ancillary expenses; (f) $9,009 of imputed income to Mr. Swanson representing the difference between the fair market value and the purchase price of an automobile that Mr. Swanson purchased from the Company; and (g) relocation expenses of $244,642 and $165,345 for Mr. Swanson and Mr. Schuster, respectively.

Prior to enactment of the Sarbanes-Oxley Act of 2002, the Company made advances to its executives with respect to taxes on imputed income events such as personal use of company cars, financial planning services and vesting of certain equity compensation. The amounts shown for Mr. Burnham and Mr. Swanson include the difference between the market rate and the actual interest rate for these advances. The largest aggregate amount outstanding during 2002 for each of Mr. Burnham and Mr. Swanson was $108,663 and $64,632, respectively. As of December 31, 2002, the outstanding balance for each of these advances was $19,616 and $42,422, respectively. Mr. Burnham’s outstanding balance as of December 31, 2002 was solely attributable to a two-week pay advance made to all employees in connection with the conversion of the Company’s payroll systems in January 1999 from a monthly to a bi-weekly pay cycle. Mr. Swanson’s outstanding balance as of December 31, 2002 (except with respect to the 1999 pay advance) was paid in full as of March 2003. Upon termination from the Company, the advance will be recovered from the last paycheck issued to each of Mr. Burnham and Mr. Swanson.

In 1999, the Company provided Mr. Swanson an interest-free loan in the original principal amount of $1,000,000 to assist him in his relocation from Washington, D.C. to California. The loan was secured by a mortgage on Mr. Swanson’s home. In 2002, in connection with the reorganization of the Company’s defense businesses, Mr. Swanson relocated from California to Massachusetts. In connection therewith, the loan became secured by a mortgage on Mr. Swanson’s Massachusetts home. As of December 31, 2002, the outstanding amount of the loan was $885,000. The amount reported for Mr. Swanson includes $66,375, representing the difference between the market rate for such loans and the actual interest rate. Subsequent to December 31, 2002, Mr. Swanson reduced the outstanding balance on this loan by an additional $75,000, to $810,000.
As of July 30, 2002, the date of enactment of the Sarbanes-Oxley Act of 2002, the Company no longer provides extensions of credit in the form of personal loans to its executive officers or directors.
(6)	Mr. Caine resigned as Senior Vice President and Chief Financial Officer in December 2002.

Option Grants In Last Fiscal Year

	Individual Grants(1)				Grant Date Value
Name	No. of Securities Underlying Options Granted(#)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(3)	Expiration Date	Grant Date Present Value($)(4)
Daniel P. Burnham	2,249 267,751 146,500	0.02% 2.66% 1.46%	$44.450 44.450 32.315	5/12/2012 5/13/2012 1/23/2012	$32,989 3,927,506 875,817

William H. Swanson	2,249 87,751 56,100 100,000	0.02% 0.87% 0.56% 0.99%	44.450 44.450 32.315 31.940	5/12/2012 5/13/2012 1/23/2012 7/31/2012	32,989 1,287,176 335,381 900,708

Francis S. Marchilena	2,249 60,751 41,700	0.02% 0.60% 0.41%	44.450 44.450 32.315	5/12/2012 5/13/2012 1/23/2012	32,989 891,126 249,294

James E. Schuster	2,249 52,751 34,000	0.02% 0.52% 0.34%	44.450 44.450 32.315	5/12/2012 5/13/2012 1/23/2012	32,989 773,778 203,261

Thomas M. Culligan	2,249 42,751 34,000	0.02% 0.43% 0.34%	44.450 44.450 32.315	5/12/2012 5/13/2012 1/23/2012	32,989 627,093 203,261

Franklyn A. Caine	2,249 60,751 48,100	0.02% 0.60% 0.48%	44.450 44.450 32.315	5/12/2012 5/13/2012 1/23/2012	32,989 891,126 287,555

(1)	The table contains three separate lines for each individual other than Mr. Swanson. The first line represents the grant of incentive stock options. The second line represents the grant of nonqualified stock options. The third line represents Long-Term Achievement Plan (LTAP) nonqualified options. In Mr. Swanson’s case, the fourth line also represents a grant of non-qualified stock options.
(2)	One third of the total incentive and nonqualified stock options becomes exercisable on each of the first, second, and third anniversaries of the grant date.

The LTAP options are performance-based options, with exercisability tied to stock price appreciation. Specifically, the LTAP options become exercisable in three equal installments based on appreciation in the price of the Company’s common stock over the $32.32 price on the date of grant. The first installment will vest after the common stock achieves a price of $39.10, or a 21% appreciation in value over the grant date price, and sustains that level for a period of 20 consecutive trading days. The second installment will vest after the common stock achieves a price of $44.965, or a further 15% appreciation in value, and sustains that level for a period of 20 consecutive trading days. The final installment will vest on the date the common stock achieves a price of $51.71, or a further 15% appreciation in value, and sustains that level for a period of 20 consecutive trading days. All LTAP options, if unvested, vest on the sixth anniversary of the grant date.

(3)	Fair market value of the Company’s common stock on the date of grant.
(4)

The ultimate values of the options will depend on the future market price of the common stock which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised. The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the table (other than LTAP options and Mr. Swanson’s option granted July 31, 2002) include the following: an exercise price equal to the fair market value of the underlying stock on the date of grant ($44.45) for all grants shown; an option term of 10 years; an interest rate of 5.16% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 30%; an assumed dividend yield of 1.80%; and reductions of approximately 16.50% to reflect the probability of forfeiture due to termination prior to vesting and to the shortened exercise period on the vested options due to termination. For LTAP options, the factors are $32.32, 10 years, 5.04%, 30%, 2.48%, and 54% respectively. For Mr. Swanson’s option granted July 31, 2002, the factors are $31.94, 10 years, 4.65%, 30%, 2.50%, and 16.50% respectively.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Securities Underlying Unexercised Options at Fiscal Year End(#) Exercisable /Unexercisable	Value of In-the-Money Options at Fiscal Year End($) Exercisable/ Unexercisable(1)
Daniel P. Burnham	250,000	$5,785,650	1,002,833/755,167	$2,573,195/1,772,250
William H. Swanson	69,624	1,627,191	637,395/370,901	1,903,595/727,688
Francis S. Marchilena	1,400	39,326	199,866/162,134	814,765/194,425
James E. Schuster	64,666	1,586,958	53,665/132,169	10,750/167,574
Thomas M. Culligan	0	0	34,499/114,001	14,942/29,885
Franklyn A. Caine	50,000	1,225,000	573,699/178,901	2,844,600/303,975

(1)	Based on $30.33, the fair market value per share on December 31, 2002.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Management Development and Compensation Committee of the Board of Directors consists of Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, Warren B. Rudman—Chair, and Michael C. Ruettgers. During 2002, the Company retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison for various legal services. Warren B. Rudman was a member of this firm during 2002. Effective January 1, 2003, his status changed to of counsel.

The following report of the Management Development and Compensation Committee and the performance graphs shall not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of

1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BOARD COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Management Development and Compensation Committee oversees the Company’s executive compensation programs. We then review those programs in detail with the full Board of Directors. We believe that these programs align executive compensation with the Company’s business strategy and management initiatives and are intended to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the Company. We support an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and that places Company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and Company performance.

We make recommendations to the Board of Directors with respect to base salary and annual incentive awards, and our Options Subcommittee grants stock options and restricted stock/unit awards. We work with an independent compensation consultant, who provides information regarding current industry and marketplace compensation practices and provides analysis of individual compensation compared to the external market.

Raytheon’s executive compensation program is designed to increase the total portion of risk-based cash and incentives at progressively higher levels of leadership.

Individual compensation awards are established based upon the contribution the executive has made to attain the Company’s short-term and strategic performance objectives, as well as the executive’s anticipated future contribution. We review performance in five areas specifically, financial, operational, Six Sigma, customer satisfaction and people. Further, we take into consideration the attainment of both operational short-term and enterprise wide long-term objectives of the Company that may not be reflected in the current period’s earnings and stock performance as well as external marketplace forces.

The Company’s executive compensation programs consist primarily of the following integrated components:

Base Salary—which is designed to compensate executives competitively within the industry and competitive marketplace. When establishing base rates of pay for executives, we consider marketplace data for comparable positions and the relative performance and contribution of each executive to the business.

Annual Incentive Awards—which provide a direct link between executive compensation and the total Company’s performance. Annual awards take into account the financial and operational performance of each business. Consideration is given to strategic acquisitions, which complement and add value to the Company’s core businesses and to the successful divestiture of non-core businesses. Executive performance is also assessed against standards of ethical business conduct, leadership competencies, Six Sigma, customer satisfaction and people-related initiatives.

Long-Term Incentives—which consist of stock options and restricted stock and restricted unit awards that link management decision-making with the Company’s strategic business plan and long-term Company performance. These awards align the executive’s interest with those of the stockholders. During 2002, 22.5% of exempt employees received stock option grants, up from 18.5% in 2001. This represents a broader level of participation than among the Company’s compensation peer groups.

Executive Compensation

Base Salary.    Base salary levels for the Chief Executive Officer and other executive officers of the Company are reviewed by us and approved annually to ensure competitiveness. Our policy has been and continues to be to maintain base salaries at competitive levels with a peer group established for compensation comparisons. The compensation peer group includes industry competitors as well as other large corporations.

Each year we review a competitive analysis prepared by our independent compensation consultant. Based on this review and the individual performance of each executive, we recommend base salary increases, if appropriate.

Annual Incentives.    All executive officers, including the CEO, participate in a Results Based Incentive Plan, which is designed to focus management attention and effort on the attainment of pre-established performance metrics. Specific performance metrics and weightings were established at the corporate, business, and business unit levels prior to the start of the 2002 plan year encompassing operating cash flow and operating profit from continuing operations, working capital turns, net sales, bookings, Six Sigma and people initiatives.

Individual awards under the Company’s Results Based Incentive Plan reflect an executive’s contribution to the Company’s achievement of established performance goals, plus the successful management of human resources and the furtherance of ethical business behavior and leadership competencies. In the case of operating executives, the primary performance criteria are the financial performance of the executive’s business and the performance against stated operational objectives in each unit’s business plan. In the case of senior staff executives, the primary criterion is the effective performance of the staff function in support of strategic operating objectives as well as corporate wide financial metrics. In every case, consideration is given to the executive’s contribution to the overall leadership of the Company, specific people-based initiatives and degree of difficulty of challenges in their current position.

Officers listed in the Summary Compensation Table received incentive awards based on our review of their competitive marketplace position and their accomplishment of individual performance objectives. Based upon the analysis of our independent compensation consultant, individual incentive target awards were established for the CEO and each executive leader. These targets were based on a competitive level of annual incentive compensation received by executives holding comparable positions in the Company’s compensation peer group. During years in which we deem that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group will be awarded.

Long-Term Incentives.    Stock option grants are the Company’s principal vehicle for long-term compensation. The Company issues options at fair market value at the date of grant, and the executive only receives compensation from the grant if the stock appreciates in value. Similar to the process used in making annual base salary recommendations and results based incentive awards, option awards are based upon current industry and marketplace compensation data as presented by our independent compensation consultant. Award recommendations are made on the basis of an executive’s level of responsibility, value to the organization, contribution to the overall management of the Company and, as appropriate, the organization’s performance or effective performance of the staff function. The size of each executive’s award is determined by considering norms for comparable positions in the industry and marketplace. Equitable distribution within the Company is also considered. The awards granted to the executives listed in the Summary Compensation Table are consistent with awards granted for comparable positions in the Company’s compensation peer group.

We believe that granting stock options encourages executive officers to manage the Company from the perspective of a stockholder with an equity stake in the business. As the value of the Company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to enhance stockholder value over time. Participation in the option program is not limited to executive officers, but extends to a broad range of key employees of the Company with a participation rate of 22.5% of all exempt employees in 2002.

Restricted stock awards are made for the purpose of attracting outstanding candidates in the marketplace and for the long-term retention of key executives. Awards are subject to restrictions for a stated period of time after the award is made, and the executive cannot sell the stock until the restriction expires. We believe that the award of restricted stock further encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining leaders, since a leader who leaves the Company forfeits the restricted portion of the award.

The Long-Term Achievement Plan was established in 1999 to focus senior leadership on increasing the value of Raytheon stock. The 2002 plan is designed to reward key employees’ performance in this area through the use of performance-based options. Specifically, when the price of Raytheon’s common stock reaches a predefined growth level of twenty-one percent and is sustained for a period of 20 consecutive trading days, one third of the options vest. The second third would become exercisable upon attaining an additional fifteen percent appreciation with the final third becoming exercisable after the attainment of an additional fifteen percent appreciation in the price of Raytheon’s common stock. All options automatically vest at the end of six years and option awards terminate after ten years, if not exercised.

CEO Compensation

The compensation of Raytheon’s CEO and other senior executives has historically been based on two factors—performance and comparability.

Base Salary.    The current base salary of Daniel P. Burnham was established after reviewing his performance and a competitive analysis provided by our independent compensation consultant. The salary Mr. Burnham receives is slightly below the 50th percentile of the compensation peer group.

Annual Incentive Award.    In reviewing the CEO’s total compensation package, we gave consideration to a number of key factors, including the Company’s financial and operational performance, Raytheon Six Sigma initiatives, customer satisfaction and people metrics for the year as well as competitive marketplace data.

We noted that all financial goals for continuing operations were met for 2002 (sales, bookings, operating profit and operating cash from continuing operations and working capital turns) and that several strategically critical programs were won including DD(X). The defense business was restructured and a new Homeland Security strategic business area was developed. Further, Raytheon Six Sigma initiatives continued to deliver significant savings. Additionally, major operational and cost control improvements were made at Raytheon Aircraft Company despite continued softness in the general aviation and business jet markets. We considered these factors, as well as the financial impact of the former Engineering and Construction business when awarding Mr. Burnham an incentive award for 2002.

Long-Term Incentives

Stock Options.    We reviewed industry and marketplace analyses, developed and presented by our independent consultant, of stock option awards for comparable positions. Based on those comparisons, we chose to award the CEO an annual option grant. In addition, as described above, we awarded the CEO performance based stock options under the Long-Term Achievement Plan.

Other Compensation.    The Company’s executive compensation programs also include (i) life insurance coverage, (ii) an allocation of Company stock under the Raytheon Stock Ownership Plan, (iii) matching contributions in Company stock under the Raytheon Savings and Investment Plan and Excess Savings Plan, and (iv) other miscellaneous compensation.

Raytheon’s executive compensation plans have been designed to attract and retain outstanding management talent by providing a broad program of competitive, equitable, and performance-based compensation, and to align executive rewards with the long-term interest of shareholders. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We review the potential effects of Section 162(m) periodically and generally seek to structure long-term incentive compensation granted to Raytheon’s executives in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, we reserve the right to use our judgment to authorize compensation payments that may be subject to the limit when we believe that such payments are appropriate and in the best interests of Raytheon and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Members of the Management Development and Compensation Committee

Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, Warren B. Rudman—Chair,  and Michael C. Ruettgers

PERFORMANCE GRAPH

The following graphs provide an indicator of total stockholder returns for Raytheon as compared with the S&P 500 Stock Index and the S&P Aerospace/Defense Index, weighted by market value at each measurement point.

The first graph covers the period from January 1, 1998 through May 14, 2001, the last date on which Raytheon’s Class A and Class B shares traded on the New York Stock Exchange prior to reclassification into a single new class of shares of common stock. The second graph covers the period from May 15, 2001 through December 31, 2002 and shows the performance of Raytheon’s single class of common stock.

Company/Index	01/01/1998	12/31/1998	12/31/1999	12/31/2000	5/14/2001
Class A Shares	100	106.23	51.96	62.87	64.66
Class B Shares	100	106.96	54.33	65.71	62.71
S&P 500	100	128.58	155.63	141.46	134.54
S&P Aerospace/Defense	100	95.71	97.35	122.05	125.61

Assumes $100 invested on January 1, 1998 in Raytheon Class A and Class B shares, the S&P 500 Index and the S&P Aerospace/Defense Index and the reinvestment of dividends.

Company/Index	5/15/2001	12/31/2001	12/31/2002
Raytheon Common Stock	100	112.98	109.60
S&P 500	100	92.62	72.18
S&P 500 Aerospace/Defense	100	79.72	75.82

Assumes $100 invested on May 15, 2001 in Raytheon common stock, the S&P 500 and the S&P Aerospace/Defense Index and the reinvestment of dividends.

PENSION PLANS

The Company has a non-contributory pension plan which covers all of its executive officers and many of its salaried employees; employees at certain subsidiaries and former Texas Instruments, E-Systems and Hughes Aircraft employees are covered by separate plans. Pension benefits under the plan are based on final average compensation. The plan is Company-funded and since 1981 does not require or permit employee contributions. Benefits are a percentage of final average compensation, based on the following formula and reduced by the same percentage of the employee’s estimated primary social security benefit:

1.8% for each of the first 20 years of benefit service; and

1.2% for each year of benefit service thereafter.

Final average compensation is based on the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual bonus awards. Federal laws place limitations on compensation amounts that may be included under the plan. In 2002, up to $200,000 in eligible base salary and annual bonus could be included in the calculation of pensions under the plan. The normal retirement age under the plan is 65; however, employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66 2/3%, 75% and 100%.

The following table shows the estimated annual retirement benefits in straight life annuity amounts payable to salaried employees on normal retirement at age 65 under the plan and the Company’s excess benefit plan, a separate, unfunded plan. The excess benefit plan provides benefits that would have to be provided under the qualified plan but for certain Internal Revenue Code limitations on qualified benefit plans.

Annual Estimated Benefits Under The Pension Plan

And Excess Benefit Plan

Final Average Compensation	Years of Credited Service at Age 65
	15 Years	20 Years	30 Years	40 Years
$ 200,000	$ 54,000	$ 72,000	$ 96,000	$ 120,000
400,000	108,000	144,000	192,000	240,000
600,000	162,000	216,000	288,000	360,000
800,000	216,000	288,000	384,000	480,000
1,000,000	270,000	360,000	480,000	600,000
1,200,000	324,000	432,000	576,000	720,000
1,400,000	378,000	504,000	672,000	840,000
1,600,000	432,000	576,000	768,000	960,000
1,800,000	486,000	648,000	864,000	1,080,000
2,000,000	540,000	720,000	960,000	1,200,000
2,200,000	594,000	792,000	1,056,000	1,320,000
2,400,000	648,000	864,000	1,152,000	1,440,000
2,600,000	702,000	936,000	1,248,000	1,560,000
2,800,000	756,000	1,008,000	1,344,000	1,680,000
3,000,000	810,000	1,080,000	1,440,000	1,800,000

These estimates will be reduced by a percentage of the employee’s primary social security benefit that is equal to the percentage of final average salary used to determine the amounts listed in the table.

During 2001, the Company adopted a supplemental executive pension plan that covers each of the named executive officers as well as certain other senior Company executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the Company or any prior employer and by social security.

The years of credited service as of December 31, 2002 for each of the named executive officers were as follows: Daniel P. Burnham—3.5 years; William H. Swanson—29.3 years; Francis S. Marchilena—34.5 years; James E. Schuster—2.3 years; Thomas M. Culligan—7.8 years; and Franklyn A. Caine—28.8 years. Final average compensation for the named executive officers is the same as their salary and bonus shown in the Summary Compensation Table on page 19.

The years of credited service shown above for Mr. Caine include an additional 26 years of service with prior employers provided to him as an inducement to join the Company. Upon retirement, the total pension for Mr. Caine will be calculated based on his combined service with the Company and with his previous employers, offset by any retirement benefits he may receive from his previous employers and from Social Security.

The years of credited service shown above for Mr. Culligan include an additional 7 years of service with a prior employer provided to him as an inducement to join the Company. Upon retirement, the total pension for Mr. Culligan will be calculated based on his combined service with the Company and with his previous employer, offset by any retirement benefits he may receive from his previous employer and from Social Security.

Mr. Burnham’s total pension at 60 is 50% of his final average compensation for the five consecutive years of employment with the Company yielding the highest average, subject to offsets for his estimated primary social security benefit as well as pension benefits received from any previous employer. If Mr. Burnham continues in his current position at his current compensation level, and he retires at the normal retirement age of 65, the estimated annual pension benefits payable to him under the plan and the excess benefit plan would be $1,542,606. This amount does not reflect the offset for pension benefits payable by social security and by prior employers. If Mr. Burnham retires after five years of service but before age 60, his 50% benefit at age 60 would be reduced by 2% for every year of early retirement between the ages of 60 and 55.

EXECUTIVE EMPLOYMENT AGREEMENTS

Mr. Burnham.    The Company hired Daniel P. Burnham in July 1998 as President and Chief Operating Officer. In order to encourage Mr. Burnham to leave his position as Vice Chairman of AlliedSignal, Inc., the Company entered into an employment agreement with Mr. Burnham. The agreement provides that the Company will pay  Mr. Burnham a base salary of at least $850,000 per year and an annual incentive bonus, based on performance, targeted at 200% of his base salary. In order to replicate the value and vesting schedule of the compensation that Mr. Burnham would forego  by joining Raytheon, the Company awarded Mr. Burnham 374,713 restricted stock units that settle on a one-for-one basis in shares of common stock on specified vesting dates. To date, 191,962 shares have vested. Mr. Burnham elected to convert his restricted stock awards to deferred compensation arrangements, and shares of Raytheon common stock in an amount equivalent to those awards were transferred to an irrevocable trust administered by an independent trustee. The Company also granted Mr. Burnham an option to purchase 250,000 shares of common stock. The option is now fully vested.

The Company also entered into a severance agreement with Mr. Burnham. If the Company terminates Mr. Burnham’s employment or demotes him for any reason other than “cause” or “disability” (as those terms are defined in the agreement) or his death, the Company is obligated to pay Mr. Burnham the sum of three times his base salary for the preceding calendar year plus three times his annual incentive bonus for the preceding calendar year.

Mr. Swanson.    In 1995, the Company entered into a change in control agreement with Mr. Swanson. The agreement provides severance pay and continuation of certain benefits upon the occurrence of a change in control of the Company. Generally, a “change in control” means the acquisition by a third party of twenty five percent or more of the Company’s common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, certain mergers, and the sale of substantially all the assets or a liquidation of the Company.

In order to receive benefits under the agreement, Mr. Swanson must be terminated from his current position within two years following a change in control of the Company. Benefits under the agreement include: (i) a cash payment of three times Mr. Swanson’s current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if Mr. Swanson  had three years additional credited service under  the Company’s pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Mr. Swanson and his family are eligible to receive benefits for a period of up to three years.  In addition, the agreement provides for a gross-up payment if Mr. Swanson is subject to excise taxes on payments made under his agreement.

Mr. Marchilena.    The Company has entered into a change in control agreement with Mr. Marchilena. The terms of that agreement were substantially similar to the change in control agreement with Mr. Swanson described above.

On September 3, 2002, the Company entered into a transition agreement with Mr. Marchilena that supersedes his change in control agreement. The transition agreement becomes effective upon the completion date of the Fore River and Mystic Station power plant projects. The benefits provided under the terms of the transition agreement include: (i) a cash payment of two times Mr. Marchilena’s base salary plus two times his annual incentive bonus; and (ii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Mr. Marchilena and his family are eligible to receive benefits for a period of two years. The transition agreement also provides that, with respect to Mr. Marchilena’s pension benefit, he will receive final average earnings recognition through December 31, 2004 and age and service recognition through December 31, 2005. Mr. Marchelina was also awarded 20,146 shares of restricted stock that vest upon the project completion date referenced above. In addition, the vesting of an award of 50,000 shares of restricted stock granted to Mr. Marchilena on January 26, 2000 was accelerated such that these shares shall fully vest and all remaining restrictions on such shares shall lapse upon the project completion date.

Mr. Schuster.    The Company has entered into a change in control agreement with Mr. Schuster. The terms of that agreement are substantially similar to the change in control agreement with Mr. Swanson described above.

Mr. Culligan.    The Company hired Mr. Culligan in March 2001 as Senior Vice President of Business Development, Government Relations and Raytheon International, Inc. In order to encourage Mr. Culligan to leave his previous employer, the Company entered into a change in control agreement with Mr. Culligan. The terms of that agreement are substantially similar to the change in control agreement with Mr. Swanson described above. On joining the Company, Mr. Culligan was also granted an option to purchase 50,000 shares of common stock. The option is scheduled to vest one third each year on the first, second and third anniversaries of the date of grant. Additionally, when Mr. Culligan joined the Company, he was awarded 10,000 shares of restricted stock with restrictions lapsing one third each year on the first, second and third anniversaries of the date of grant.

Mr. Caine.    The Company hired Franklyn A. Caine in April 1999 as Senior Vice President and Chief Financial Officer. In order to encourage Mr. Caine to leave his previous employer, the Company entered into a change in control agreement with Mr. Caine. The terms of that agreement were substantially similar to the change in control agreement with Mr. Swanson described above. On joining the Company, Mr. Caine was also granted an option to purchase 200,000 shares of common stock. One half of the option vested in 2000 and the remainder vested in 2001. The Company and Mr. Caine entered into a separate agreement which obligated the Company to pay Mr. Caine two times his base salary plus two times his annual incentive bonus if the Company terminated Mr. Caine’s employment without cause. Mr. Caine was entitled to a gross-up payment if he were to be subject to excise taxes on payments made under this agreement.

Mr. Caine resigned as Senior Vice President and Chief Financial Officer in December 2002. In connection therewith, the Company entered into a transition agreement with Mr. Caine, which supersedes all previous agreements. The benefits provided under the terms of the transition agreement include: (i) a cash payment of two times Mr. Caine’s base salary plus two times his annual incentive bonus; and (ii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Mr. Caine and his family are eligible to receive benefits for a period of two years. In addition, the agreement provided that the vesting of a stock option to purchase 25,000 shares of common stock was accelerated such that the option, which was scheduled to vest on February 25, 2003, vested on January 1, 2003.

Unless otherwise covered under the change in control agreements or the transition agreements referenced above, the Company’s executive severance policy provides that (i) Mr. Burnham is entitled to receive cash payments equal to three times his current compensation as severance benefits and continuation for three years of fringe benefits pursuant to welfare, benefit and retirement plans if his employment with the Company is terminated other than for cause, and (ii) Messrs. Swanson, Schuster and Culligan are entitled to receive cash payments equal to two times their current compensation as severance benefits and continuation for two years of fringe benefits pursuant to welfare, benefit and retirement plans if their employment with the Company is terminated other than for cause.

STOCKHOLDER PROPOSALS

The Company has been notified that a number of stockholders intend to present proposals for consideration at the 2003 annual meeting.

Any stockholder who intends to present a proposal at the 2004 annual meeting must deliver the proposal to the Corporate Secretary at Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421, not later than:

•	November 29, 2003, if the proposal is submitted for inclusion in our proxy materials for the 2004 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between December 26, 2003 and January 24, 2004, if the proposal is submitted in accordance with Raytheon’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

STOCKHOLDER PROPOSAL

(Item No. 2 on the proxy card)

The following groups have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal: The Sisters of Saint Joseph, 3427 Gull Road, Nazareth MI 49074; the Sisters of the Holy Names of Jesus and Mary, P.O. Box 25, Marylhurst, OR 97036; Trinity Health, 27870 Cabot Drive, Novi, MI 48377-2920; The Sisters of Mercy of the Americas, 2039 North Geyer Road, St. Louis, MO 63131-3399; The School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Avenue, St. Louis, MO 63125-2800; and the Benedictine Sisters, 530 Bandera Road, San Antonio, TX 78228. The groups beneficially own a total of 13,714 shares.

RAYTHEON—OFFSETS 2003

RESOLVED: Shareholders request the Company to disclose all significant promises (including technology transfers), made to foreign governments or foreign firms in connection with foreign military sales, intended to offset the U.S. dollar cost of weapons purchased by foreign nations.

DEFINITIONS

Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits—usually jobs or technology—back to the purchasing country as a condition of sale. The value of offsets sometimes exceeds the weapons’ cost.

Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapon system, its components, or sub-components.

Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

U.S. taxpayers finance offsets by paying for the research and development of weapons and providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

RAYTHEON

In Fiscal Year 2001, Raytheon ranked 4th among Department of Defense contractors with more than $5.8 billion in contracts. (Government Executive, Aug. 2002).

ARE OFFSET AGREEMENTS PROPRIETARY?

The U.S. arms industry guards information on offsets closely, claiming “proprietary privilege.” However, purchasing countries often disclose such information for their own political purposes, e.g., to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars spent on arms.

The proponents believe that insofar as U.S. arms manufacturers engage in foreign policy by negotiating private offset agreements with foreign governments, and export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

OFFSET EXAMPLES

In 1999, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with bidding on a contract with Israel.

Between 1993 and 1998 U.S. defense companies entered into new offset agreements valued at $21 billion in support of $38.5 billion worth of defense export sales. For every dollar a U.S. company received from an arms sale associated with offsets, it returned, on average 54.5 cents worth of offset obligations to the purchasing country (“Offsets in Defense Trade, May 2001,” Commerce Department).

1998 data shows that U.S. prime defense contractors reported 41 new offset agreements valued at $1.8 billion in support of $3.1 billion in export contracts.

ARMS EXPORTS DON’T CREATE JOBS

The faith-based proponents submit this resolution because arms exports do not create jobs. A study of a sample of 1993 – 1998 defense offset transactions found that they resulted in the loss of $2.3 billion in work, (or 25,300 work-years), which would have gone to US firms and their workers if the export sales had been made without offsets. (Status Report of the Presidential Commission on Offsets in International Trade, 2001)

Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address.

Your Directors recommend a vote AGAINST this proposal.

RAYTHEON COMPLIES FULLY WITH APPLICABLE LAWS REGARDING DISCLOSURE OF OFFSET INFORMATION

To the extent the Company enters into offset agreements, it does so in full compliance with U.S. government regulations. United States law affords confidential treatment to information that is reported to the government regarding offset transactions. The Defense Offsets Disclosure Act of 1999 requires a description of any offset agreement with respect to foreign military sales or direct commercial sales, and it establishes a National Commission of government and private sector individuals to review the use of offsets in the defense trade. Information regarding the Company’s military exports is disclosed in these reports. The Company’s military exports are typically negotiated with extensive participation of the U.S. Defense Department and are reviewed and approved by the U.S. State Department to ensure that they are in accordance with our government’s foreign policy and our national security

DISCLOSURE OF OFFSET AGREEMENTS MAY RESULT IN LOST REVENUE

Contractual agreements for offset transactions are commonplace in international sales for both commercial and military products. These agreements often contain proprietary information about the Company and its customers that allows the Company effectively to compete in the marketplace. Many of these agreements contain confidentiality provisions. If the Company disclosed the information as the proponents request, it would breach these agreements and subject itself to potential liability from its customers. Publication of such information would also put Raytheon at a competitive disadvantage in its business. This would affect the ability of the Company to sell its products and ultimately result in a loss of revenue and shareholder value.

DISCLOSURE OF OFFSET AGREEMENTS MAY RESULT IN LOST JOBS

Raytheon’s offset arrangements provide the Company with a competitive advantage in the international defense market. Robust bilateral trading also leads to job creation at both ends of international transactions and is beneficial to international economic stability and growth. Offset agreements help to protect Raytheon’s customer base, which in turn preserves jobs and shareholder value.

The Company complies fully with its legal obligations regarding offsets. Because additional disclosure beyond that required by law may breach contracts, violate laws and result in a loss of revenues and jobs, the Board believes that such disclosure would not be in the best interest of the Company or its shareholders.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 3 on the proxy card)

John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, beneficial owner of 250 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

3—Cumulative Voting

Shareholders recommend that our Board of Directors adopt a cumulative voting bylaw. Cumulative voting means that each shareholder may cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as each shareholder sees fit.

John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, Calif. 90278, submits this proposal.

Cumulative voting increases the possibility of electing at least one director with an independent viewpoint. Cumulative voting is more likely to broaden the perspective of the Board, particularly in encouraging directors independent of management. This will help achieve the objective of the Board representing all shareholders.

Cumulative voting provides a voice for minority holdings, while not interfering with the voting majority of the Board. Only cumulative voting gives proportionate weight to votes by stockholders whose holdings are sufficiently large to elect at least one but not all the directors.

Shareholders also believe that the need for an independent perspective is highlighted by our board showing little sign of being open to adopting the shareholder proposal for annual election of each director. This topic won 56% or more of our yes-no votes for 3 consecutive years (2000, 2001 and 2002). Our board also shows little sign of being open to adopting a proposal to subject poison pills to a shareholder vote. This topic won 62% or more of our yes-no votes in 2000, 2001 and 2002.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – bringing an independent perspective to board decisions.

For an independent perspective:

Cumulative Voting

Yes on 3

Your Directors recommend a vote AGAINST this proposal.

CURRENT VOTING SYSTEM ENCOURAGES DIRECTOR ACCOUNTABILITY

Raytheon, like the majority of public companies and S&P 500 companies, provides for the election of directors by allowing each share of common stock one vote. This election system assures that each director is elected by a majority of all shares voted and fairly represents the interests of all of the shareholders, and not just the interests of a particular group. This encourages accountability of each director to the Company’s shareholders and reduces the risk of divisive factionalism. It is each director’s fiduciary duty to represent fairly the interest of all of the Company’s shareholders. Because each director oversees management of the Company for the benefit of all shareholders, the Board believes that the present system of voting for directors provides the best assurance that the decisions of the directors will be in the best interests of the Company and all of its shareholders.

CUMULATIVE VOTING DOES NOT FOSTER EFFECTIVENESS OF BOARD AS A WHOLE

Cumulative voting could permit the election of a director by a small special interest group of shareholders. A director elected by such a group would in fact be less independent, representing a particular group’s narrow or special interests. A director elected by a narrow or “special interest” constituency may feel beholden to the minority group and may have difficulty fulfilling his or her fiduciary duty to the Company and all its shareholders. Such a director may have an inherent conflict between the interests of the Company and its shareholders and the director and his or her special constituency. These potential conflicts could create factionalism and interfere with the Board’s effectiveness. The proponent confuses a director that is independent from management and represents all of the Company’s shareholders with a director who is elected by and thus beholden to a small special interest group and who is unable to act independently of that small special interest group.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 4 on the proxy card)

The Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Avenue, Los Angeles, CA 90043, beneficial owner of 127 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

4—Shareholder Vote regarding Poison Pills

This topic won more than 62%-yes vote at our company in 2000, 2001 & 2002

This is to recommend that our Board of Directors redeem any poison pill previously and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Our 62%-Plus Votes in 2000, 2001 & 2002

This proposal topic won more than 62% of our yes-no vote at each of our 2000, 2001 and 2002 annual meetings. This 62% vote exceeded the 60%-average yes vote for this topic at 50 companies in 2002. Shareholder resolutions should be binding according to Business Week in “The Best & Worst Boards” cover-page report, October 7, 2002.

This proposal is submitted by Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, Calif. 90043.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Serious Challenges Faced by our Company

Shareholders believe that the serious challenges faced by our company in the past year demonstrate a need for shareholders to have an input on any poison pill considered by our company:

1)	Indicted Tyco CEO Dennis Kozlowski stepped down from Raytheon’s board.

2)	Raytheon’s commercial-aircraft unit is suffering more setbacks than our company has let on, including rising costs, production problems and canceled orders for the new Premier 1 business jet.

3)	Our company is negatively cited for having the third-highest ratio of consulting fees for an outside auditor among companies with more than $5 billion in revenue.

4)	Zacks Investment Research issued a “sell” recommendation on Raytheon, citing ongoing problems in its commercial electronics and aircraft businesses.

5)	In a blow to our company credibility, Raytheon raised its estimate for the 3rd time in 2002 on the cost to complete 2 power plants.

6)	Discontinued expenses on Aircraft Integration Systems (AIS) totaled an after-tax $225 million.

Counsel of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org. an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Airborne, Inc. I believe that our company should follow suit and allow shareholder input.

Shareholder Vote regarding Poison Pills

Yes on 4

Your Directors recommend a vote AGAINST this proposal.

RIGHTS PLANS PROTECT AND MAXIMIZE SHAREHOLDER VALUE IN TAKEOVERS

The Company’s shareholder rights plan is designed to protect shareholders in the event of certain unsolicited attempts to acquire control of the Company. The rights plan gives the Board more time to evaluate an acquisition offer to determine if it reflects the full value of the Company and is fair to all shareholders, and if not, to reject the offer or seek an alternative. The plan also induces a bidder for the Company to negotiate with the Board and thus strengthen the Board’s bargaining position vis-à-vis the bidder. Plans similar to the Company’s plan have been adopted by a majority of the companies included in the S&P 500 Stock Index.

STUDIES INDICATE RIGHTS PLANS CREATE HIGHER TAKEOVER PREMIUMS

Research indicates that having a rights plan maximizes shareholder value. A 1994 study (updated in 2000) by two University of Rochester economists concluded that rights plans are reliably associated with higher premiums for selling shareholders and that antitakeover measures increase the bargaining position of target firms. A 1997 study published by Georgeson & Company determined that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period from 1992 to 1996. The Georgeson study also concluded that:

•	premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans

•	the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid

•	rights plans did not reduce the likelihood that a company would become a takeover target.

Studies indicate that rights plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders.

DIRECTORS PERMITTED TO EXERCISE BUSINESS JUDGMENT

The Board’s fiduciary duty to shareholders dictates that it evaluate the merits of each and every acquisition presented to the Board and seek to insure that any proposal delivers full value to the shareholders. The rights plan is an important tool that the Board should have for the protection of shareholders. The Board believes that any decision to redeem the rights plan should be made in the context of a specific acquisition proposal.

In direct response to the proponent’s concerns regarding the rights plan, after the 2001 annual meeting of shareholders, the Board of Directors resolved to implement a Three Year Independent Director Evaluation provision to its rights plan (also known as a TIDE provision). Under the policy, the Governance Committee of Raytheon’s Board will review and evaluate the shareholder rights plan every three years to ensure that the plan continues to serve the best interests of the Company and its shareholders. The proponent’s attempts to imply that the “serious challenges faced by the company in the past year,” or opposition to redeem the rights plan indicates that the Company lacks good corporate governance, or that its directors do not or will not properly exercise their fiduciary duties, are false and misleading. In fact, during the past year the Company continued to place an emphasis on corporate governance, performing a thorough review of our practices to ensure that they are among the best. The Company intends to continue to do so.

The Board believes that the Company’s rights plan strengthens the Board’s ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders’ investment in the Company in the event of an attempt to acquire control of the Company. It also allows for unsolicited, non-abusive offers to acquire the Company at a fair price. As such, the plan would not affect any takeover proposal the Board believes to be in the best interests of shareholders.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 5 on the proxy card)

The New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fun, 1 Centre Street, New York, NY 10007-2341, and the Minnesota State Board of Investment, 60 Empire Drive, Suite 355, St. Paul, MN 55103, beneficial owners of a total of 1,447,808 shares, have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal:

NORTHERN IRELAND—MACBRIDE PRINCIPLES

WHEREAS, Raytheon Company, Inc. has a subsidiary in Northern Ireland,

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.     Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.    Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.    The banning of provocative religious or political emblems from the workplace.

4.    All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.    Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

6.    The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.    The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.    The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.    The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED, Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by Raytheon Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Your Directors recommend a vote AGAINST this proposal.

RAYTHEON’S COMMITMENT TO EQUALITY IN THE WORKPLACE

The Company fully supports the efforts to eliminate employment discrimination in Northern Ireland and we cooperate fully with ongoing related efforts. Our operations in Northern Ireland fully adhere to the standards of the Northern Ireland Fair Employment legislation, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order of 1998. In addition, the Company is registered with, and cooperates fully with, the Equality Commission for Northern Ireland (formerly the Fair Employment Commission). The Company promotes full compliance with this legislation and associated codes of practice relating to equality of opportunity in the workplace. In addition, the Company periodically reviews its policies and procedures to ensure such compliance. The Company strives in its employment practices to be an “employer of choice.”

COMPANY-WIDE FAIR EMPLOYMENT POLICIES

Our practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religion, sex, national origin, citizenship status, age, disability or marital status. The Company also prohibits discrimination and harassment in the workplace. Our practice in Northern Ireland is no exception. In accordance with these employment policies, all decisions regarding hiring, training, transfer, promotion, career development and termination are based solely on experience and qualifications without regard to religious or ethnic background. Similarly, recruiting procedures are carried out to provide equal opportunity. The Company will not tolerate any form of unlawful or unfair discrimination, harassment or victimization. The display of potentially offensive, inflammatory, abusive or intimidating flags, posters, emblems, literature, graffiti or clothing at the Company’s facilities is not permitted. Employees may make informal or formal complaints of harassment if they feel that they have been treated unfairly. The Company provides security for all employees at work.

The Company already follows very expansive fair employment policies in Northern Ireland and elsewhere. By adopting the MacBride Principles, we would become unnecessarily accountable to different sets of overlapping fair employment guidelines for Northern Ireland. These guidelines may conflict with the Company’s global fair employment policies, making it difficult to promote uniform application of sound employment policies and practices. We also comply fully with ongoing government efforts in Northern Ireland to eliminate discrimination and workplace harassment. We are also concerned that the implementation of a rigid set of principles could lead to divisiveness and unfairness in the workplace. The Board believes that adoption of this proposal is not in the best interest of the Company, its stockholders or its employees in Northern Ireland.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 6 on the proxy card)

Anne Chalfant Brown, 1300 Quarry Court, #301, Point Richmond, CA 94801-4150, beneficial owner of 399 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

Greater Transparency in Tax Reporting

WHEREAS,

“Corporate Income Taxes in the 1990’s”, a report published by the well-respected Institute on Taxation and Economic Policy, found that because of a variety of tax breaks, Raytheon’s corporate tax rate over the three-year period ending 1998 was just 9.4%, well below the average rate of 21.7% paid by 250 of the largest American companies, well below industry rival Lockheed Martin’s tax rate of 31.4% and less than one-third the statutory corporate tax rate of 35%. Using the same methodology employed in the study, Raytheon’s average federal corporate tax rate of 8.0% between 1996 and 2001. (Tax figures are those reported by the company, net of tax benefits for stock options. Profit figures exclude book write-offs for non-tax-deductible goodwill. Additional information on the methodology employed can be found at www.ctj.org/itep/corp00pr.htm.)

Raytheon’s low effective corporate tax rate has played a substantial role in the company’s earnings performance. If Raytheon paid taxes at the average tax rate paid by other corporations, its earnings would be significantly lower. Yet shareholders understand very little about the details—and the risks—associated with corporate taxes.

At the same time that Raytheon has been successful in avoiding corporate taxes, it has derived significant benefits from government investments in the success of its business. Government agencies have funded basic research to develop technologies that later end up in Raytheon’s products. Raytheon also benefits from a strong system of intellectual property rights, funded by the government. Finally, the federal government is Raytheon’s single largest customer.

During times of national emergency and war, there has historically been a call for shared sacrifice. Raytheon and other corporations may well be called upon to share in the sacrifice and to pay its fair share of the cost of operating the government on which the company depends for it success.

RESOLVED:

That shareholders request that the Board prepare a special report, providing greater transparency on corporate cash taxes paid than is presently available in the Form 10-K or the annual report. Specifically, the report shall explain, in plain language, each tax break that provides the company more than $5 million of tax savings. This report, prepared at a reasonable cost and omitting proprietary information, shall be available to requesting shareholders, no later than August 31, 2003.

Supporting Statement

Relying on a low corporate tax rate to sustain high earnings entails political risks. As we continue in uncertain times, when corporations are coming under public scrutiny, it is possible that pressure to close corporate tax loopholes will emerge, putting Raytheon’s earnings at risk. In addition, corporate executives are compensated based in part on earnings growth. We believe it would be helpful to shareholders to easily understand how much of earnings growth stems solely from successful corporate tax avoidance.

Please vote FOR this resolution.

Your Directors recommend a vote AGAINST this proposal.

PROPOSAL REFLECTS MISCONCEPTIONS REGARDING COMPANY REPORTS

The proposal and supporting statement reflect numerous misconceptions about the Company’s financial disclosures and fail to recognize the fundamentally different roles of 1) Generally Accepted Accounting Principles (GAAP) and related SEC requirements, and 2) United States federal (and foreign) tax laws. For example, it is manifestly not true that “Raytheon’s low effective corporate tax rate has played a substantial role in the Company’s earnings performance.” In fact, for the 1996-1998 period used in the study prepared by the Institute on Taxation and Economic Policy, the aggregate effective tax rate displayed in the Company’s public financial statements, which are used by shareholders and the investment community to measure our performance, was actually 35.6% (essentially equivalent to the 35% U.S. statutory rate), not the aggregate rate of 9.4% determined under the questionable methodology employed in the study.

It is true that the actual tax paid in those years to the U.S. Treasury and comparable foreign tax authorities was substantially less. In many cases, the rules for revenue recognition and recording of liabilities are substantially different under GAAP than under the applicable tax law. The Company complies fully with both regimes. In full compliance with GAAP requirements, it includes in its financial reports both the amount of tax due for the reporting period under the relevant tax laws (the “current” portion of the tax provision), and, to give the most complete picture of its financial posture, the amount of any future tax obligations resulting from operations in the reporting period (the “deferred” portion of the tax provision).

PREPARATION OF TAX REPORT WOULD CONSUME VALUABLE COMPANY RESOURCES AND BE CONFUSING

The proposal and supporting statement assert that “Raytheon has been successful in avoiding corporate taxes.” Presumably this statement is not intended to suggest that the Company engages in purposeful activity intended to evade its legal tax obligations. Nothing could be further from the truth. Raytheon is committed to meeting its legal obligations under the Internal Revenue Code and all other applicable state and foreign tax laws. More likely, the quoted material reflects the proponent’s opinion that current U.S. tax law allows corporations such as Raytheon to pay less tax than they would owe under a tax system more closely aligned with the proponent’s political beliefs. The proponents are of course entitled to hold these views and advocate them forcefully in the appropriate forums. However, it is not in the best interests of the Company or its shareholders to prepare and disclose the additional information requested by the proponents. Such an effort would consume valuable Company resources and, given the inherent complexity of the tax law, the report would be unlikely to provide our shareholders or the public with any greater understanding of the Company’s financial posture. Moreover, there is a significant risk that any such information will be misconstrued in the same manner as our existing tax-related disclosures and used solely to promote the political agenda of the proponents.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 7 on the proxy card)

The International Brotherhood of Electrical Workers Pension Benefit Fund, 1125 Fifteenth St. N.W, Washington, D.C. 20005, beneficial owner of 18,321 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal.

Indexed Options Proposal

Resolved, that the shareholders of Raytheon Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support:  As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the option exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to re-price stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Your Directors recommend a vote AGAINST this proposal.

BOARD OF DIRECTORS APPROVES ALL EXECUTIVE COMPENSATION AND OPTIONS

The Management Development and Compensation Committee of the Board has the authority to review and approve, prior to their implementation, all compensation arrangements with the Company’s senior executives. The members of the Committee, consistent with the exercise of their fiduciary duties as directors of the Company, consider all relevant factors in making determinations regarding executive compensation arrangements, including the award of stock options and other incentive-based compensation. The Company has recommended that the Board of Directors instructs the Committee to consider in its review and approval process the possibility of including indexed based stock options in the total compensation package for senior executives. The Committee performs its duties in a manner it believes to be in the best interests of the Company and its shareholders.

LONG-TERM ACHIEVEMENT PLAN BASED ON STOCK APPRECIATION

Linking performance based stock options to an industry peer group would be difficult for the Company because of the diversity of our current businesses. Moreover, indexing would not take into account strong performance of the industry group as a whole; alternatively, it would measure only relative performance against a small number of companies rather than against a broader measure of shareholder value. Although our stock option programs are not currently indexed option programs, Raytheon’s Long-Term Achievement Plan (LTAP) pursuant to which members of the senior leadership team are awarded grants, is based on stock performance. The plan covering fiscal years 2002 through 2004 provides awards of performance-based options that vest upon the attainment by the Company of certain predetermined levels of appreciation in the value of Raytheon common stock. Specifically, when the stock price reaches the predefined growth level (18% compounded) for a period of 20 consecutive trading days, one third of the options vest. Similarly, the second third would become exercisable upon attaining an additional 15% growth with the final third becoming exercisable after the attainment of an additional 15% growth in the price of the Company’s common stock. All options automatically vest at the end of six years and option awards terminate after ten years, if not exercised. This program is designed to ensure that executives are not rewarded for stock price increases due solely to a general rise in the stock market, rather that they are rewarded for improved and sustained Company operating performance.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 8 on the proxy card)

The American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, NW, Washington, DC 20006, the beneficial owner of 300 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

SHAREHOLDER PROPOSAL

RESOLVED: The shareholders of Raytheon Company (“Raytheon” or the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; change in control agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits, perquisites, and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

Raytheon has entered into several agreements that provide severance compensation to certain senior executives in the event of their termination following a change in control. Under these agreements, commonly known as “golden parachutes,” executives will receive severance packages consisting of three times an executive’s current compensation (including base salary plus targeted bonus) and additional benefits including welfare, benefit and retirement plans.

Even if there is no change in control, Chairman and CEO Daniel Burnham is entitled to receive his severance package if he is terminated for any reason except for cause, death or disability. Mr. Burnham is also entitled to a guaranteed pension benefit equal to 50 percent of his final average pay instead of a pension based on his actual years of credited service. Because he is already eligible to receive substantial retirement income at Company expense, we believe any additional severance payments are redundant and unnecessary.

In our opinion, golden parachute severance agreements are one component of excessive executive compensation. In the event of a change in control, we are concerned that the potential cost of these agreements may reduce the value ultimately received by shareholders. Moreover, we believe that golden parachutes may reward underperformance leading up to a change in control and are unnecessary given the high levels of executive compensation at our Company.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation when the parties negotiate such agreements. Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

In our opinion, the potentially high costs of these severance agreements merit shareholder review. Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

We urge you to vote FOR this proposal.

Your directors recommend a vote AGAINST this proposal.

SEVERANCE AGREEMENTS ARE DESIGNED TO ATTRACT AND RETAIN EXECUTIVES AND ENHANCE SHAREHOLDER VALUE

Existing severance commitments are designed to attract and retain highly qualified executives. Often, executives must relocate and forfeit significant bonus, stock and accumulated pension values with their previous employers in order to join the Company. They generally are unwilling to take such risks without protection in the event that their positions with the Company are adversely impacted by an unanticipated change in circumstances. The Company believes that these arrangements enhance shareholder value by allowing an executive to focus on the business of the Company without regard to the personal impact of a change or business restructuring.

ALL SEVERANCE AGREEMENTS ARE APPROVED BY THE BOARD’S COMPENSATION COMMITTEE

Under the Company’s existing practices, all severance agreements with senior executives must be reviewed and approved by the Management Development and Compensation Committee of the Board of Directors prior to implementation. The Committee is charged by the Board of Directors with the task of ensuring that executive compensation decisions, including consideration of severance agreements, are made in a manner it believes to be in the best interests of the Company and its shareholders. The members of the Committee, consistent with the exercise of their fiduciary duties as directors of the Company, consider all factors that they deem relevant with respect to executive compensation decisions.

TIMING OF OBTAINING SHAREHOLDER APPROVAL IMPRACTICABLE

The Company believes that its compensation arrangements for senior executives are comparable to plans at similarly situated companies. Placing an arbitrary ceiling on the Company’s ability to remain competitive in its hiring decisions would limit the Company’s ability to attract and retain talented executives. The Board believes that obtaining shareholder approval would be impracticable due to the timing of hiring and termination decisions, which may not coincide with an annual shareholder’s meeting. The proponent suggests that, because it is not always practical to obtain prior shareholder approval, the Company could seek approval after the material terms of the agreement were agreed upon. This would not be practical either because it could put the Company in a position of having to breach agreements with executives if the requisite shareholder approvals were not obtained. For these reasons, we recommend that you vote against this proposal.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 9 on the proxy card)

Charles C. Eliot, 542 Everett Street, Westwood, MA 02090, beneficial owner of 400 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

RESOLVED:  That at least one (1) trustee of the Pension Trust Fund be a qualified (age 55 with 10 years service) retiree of Raytheon Company.

Discussion:  In the annual report for 2001, Raytheon reported $23,000,000 of plan participant contributions in the Pension Trust Fund. Certainly, one (1) trustee position is warranted for a qualified retiree.

Retirees’ interests in the oversight of the Pension Trust Fund could be partially met by having a representative Trustee participate in the trustees’ discussion and decision making.

Approval of this stockholder proposal will provide representation on the Pension Trustee Board from the retiree ranks and will provide the Board with a more balanced perspective.

Your Directors recommend a vote AGAINST this proposal.

CORPORATE TRUSTEE IN BEST POSITION TO FULFILL DUTIES OF A PENSION TRUSTEE

Effective January 1, 1985, a Master Pension Trust was established, with the Boston Safe Deposit Trust Company designated as the master trustee, to hold the assets of all of Raytheon’s defined benefit pension plans. This arrangement remains in effect with Boston Safe Deposit Trust Company, the master trustee, now a division of Mellon Bank. The Board of Directors believes that it would be inappropriate and contrary to general corporate practice to appoint an individual as trustee of a trust holding approximately $9,000,000,000 in pension assets for the benefit of almost 200,000 active participants, vested terminated employees, retirees and beneficiaries. It would be contrary to accepted practices to require an institutional trustee such as Mellon Bank to include an unrelated individual trustee appointed by the Company in its trust management. Therefore, the Board believes that it is not in the best interests of the Company or its shareholders to appoint an individual trustee to the Company’s pension plan.

PENSION PLAN OPERATION REQUIRES CORPORATE TRUSTEE

Raytheon’s pension plan is managed by a corporate trustee due to complex legal and fiduciary requirements set forth by the Employee Retirement Income Security Act (ERISA). This act establishes certain fiduciary duties and oversight responsibilities for trustees in the operation of pension plans. Similar to Raytheon, most public companies use corporate trustees to manage the assets of pension plans. In the Board’s judgment, a corporate trustee is in the best position to satisfy these duties and responsibilities.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 10 on the proxy card)

Mr. Roland A. Cherwek, 9 Keniston Road, Lynnfield, MA 01940, beneficial owner of 100 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

Resolved:  that all accrued liabilities for pension obligations in excess of the qualified pension plan statutory limits be funded annually.

Discussion:  With the adoption in 2001 of a supplemental executive pension plan that provides pension benefits almost double the benefit of all other salaried employees with the same service, the unfunded liability for pension benefits in excess of qualified plan limits will grow exponentially over the next 10 years.

The cash flow impact in the future of payouts of unfunded pension benefits could become a financial burden to Raytheon Company.

Incremental funding of the benefit obligation for excess pension benefits on an annual basis would properly recognize these obligations as they accrue, similar to the funding calculation of qualified plan pension benefits.

Your support of this resolution will insure that the necessary funds are available to pay for these excess pension benefits at the time of pension payouts.

Your Directors recommend a vote AGAINST this proposal.

LIABILITY FOR NON-QUALIFIED PENSION PLANS NOT SIGNIFICANT

This proposal, requesting incremental funding of the benefit obligation for excess pension benefits, is based on the incorrect premise that the adoption in 2001 of a supplemental executive pension plan will cause the unfunded liability for the Company’s pension benefits in excess of qualified plan limits to grow “exponentially over the next 10 years.” This is simply not true. The Company’s liability for all of its non-qualified pension plans is quite low, representing only 2% of the Company’s total pension liability. The liability for non-qualified plans are generally expected to grow in direct proportion to the Company’s funded plans, therefore, the non-qualified plans will have a relatively minor impact on the Company’s balance sheet over the next 10 years.

WE FUND NON-QUALIFIED PLANS APPROPRIATELY GIVEN OTHER CASH NEEDS

A non-qualified supplemental executive pension plan is designed to provide special benefits, not available to most employees, and participation is generally limited to a small number of senior executives. A plan of this type cannot be funded in the same manner as qualified plans, but it can be funded through a “rabbi” trust. Funds in a rabbi trust may not be used by the Company for purposes other than operation of the plan or plans for which it was established, but unlike funds in trusts for qualified pension plans, can be reached by the Company’s creditors.

The Company’s philosophy regarding financing non-qualified plans is to evaluate the use of cash on an economic basis. Each year, an annual actuarial valuation is done for these plans, and appropriate assets are funded to the rabbi trust in anticipation of the payment of future benefits. A budget is established for payment of that portion of these benefits that will not be paid from the rabbi trust. In addition, the Company’s actuaries have provided the Company with projections of future funding costs for the non-qualified plans for the next several years.

The Board believes that its current policy for funding executive pension benefits not covered by qualified plans, and current funding levels for such non-qualified plans, is appropriate, and that no additional funding through rabbi trusts is needed at the present time.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 11 on the proxy card)

Mr. Thomas DiPaolo, Jr., 15 Gardner Street, Peabody, MA 01960, beneficial owner of 320 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

Resolved:  that the measurement date for the pension and other benefits be changed to December 31 from October 31 for purposes of annual financial reporting.

Discussion:  The adoption of this proposal will make the measurement date for pensions and other benefits consistent with the December 31 date used for virtually all other financial data in the annual report.

The adoption of this proposal would provide for more accurate comparisons of the investment performance of our pension assets to the investment results of peer group companies.

According to the respective 2001 annual reports, the calculated losses on pension assets were:

Raytheon 20.5%

General Electric 5.8%

Lockheed Martin 5.4%

Northrop Grumman 4.5%

At the 2001 Annual Meeting, Mr. Burnham commented that if Raytheon’s measurement period was December 31, as are the companies listed above, then Raytheon’s investment losses would have been more in line with the above companies—although still well above the 4.5% – 5.8% range for their results.

Vote yes for this proposal to enable stockholders to more accurately evaluate Raytheon’s pension asset investment performance compared to that of other companies.

Your Directors recommend a vote AGAINST this proposal.

COMPANY COMPLIES WITH REPORTING REQUIREMENTS

While certain limited comparisons with some competitors may be made slightly more difficult, the Company’s reporting is in compliance with all applicable regulations and accounting standards and requirements. In addition, the Company discloses the actual return on pension plan assets for the three, five and 10-year periods ending on the date of its most recent fiscal year. The Company believes this is an important indicator of pension asset investment performance given the long-term nature of pension benefit payments and the potential for short-term fluctuations in the performance of the investment markets. Presently, the Board does not believe it is preferable or in the best interests of the Company or its shareholders to change the measurement date with respect to reporting periods ending in 2002 or 2003, but the Company will consider the practicability of changing the measurement date to December 31 as the proponent requests with respect to the reporting period ending December 31, 2004.

WE WILL CONSIDER CHANGE OF MEASUREMENT DATE FOR 2004 REPORTING PERIOD

Certain factors (identified below) make it impractical to consider changing the measurement date for the Company’s 2002 or 2003 reporting periods. Measurement dates that precede the end of a company’s fiscal year are not uncommon and are acceptable under Generally Accepted Accounting Principles (GAAP). According to Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, the measurement of plan assets and obligations shall be as of a date not more than three months prior to the date of the financial statements, if used consistently from year to year. Due to the number and complexity of the Company’s pension plans, particularly as a result of the plans acquired as a part of the acquisition of Texas Instruments’ defense business and the merger with the defense business of Hughes Electronics Corporation in 1997, the earlier measurement date has given the Company the time necessary to complete a comprehensive review of plan assets and liabilities to ensure that proper financial information is presented in the Pension and Other Employee Benefits footnote included in the Company’s Annual Report on Form 10-K. The October 31 measurement date has also provided a greater degree of confidence in the pension-related information used in the Company’s annual budgeting process. However, with ample transition planning time, the Company will consider changing its measurement date to December 31 in connection with its 2004 planning process.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 12 on the proxy card)

Mr. Bruce D. Nogueira, 468 Pleasant Street, Canton, MA 02021, the beneficial owner of 400 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal.

Resolved:  that pension income (loss) be reported as a separate line item on the consolidated statements of income for annual & quarterly financial reports to shareholders.

Discussion:  The earnings (losses) from investment of assets in the Pension Trust Fund are included in the calculation of net income as required by financial accounting rules. But such investment earnings are reported in the “notes to financial statements” section of the annual report.

As it stands now, shareholders (and potential shareholders) must locate the appropriate item i.e., “net periodic pension income” in “Notes” on pension and other benefits. Then, shareholders must back out that pension income from net income to determine the income from “core” business operations or what some may describe as “economic income.”

Adoption of this proposal would eliminate the calculation described above by reporting net income before pension income as well as after pension income. Here is how the past two years annual reporting might look recast under this proposal from respective annual reports ($            in millions):

	2000	2001
Net Income (loss) before Pension Income	$(45)	$(1049)
Pension Income (loss)	$186	$286
Net Income (loss)	$141	$(763)

The adoption of this proposal would provide much clearer reporting of income (loss) derived from the core business operations as well as the impact of pension income on the company’s net income.

Your Directors recommend a vote AGAINST this proposal.

REPORTING PENSION INCOME (LOSS) AS PROPONENT REQUESTS DOES NOT COMPLY WITH GAAP

Generally Accepted Accounting Principles (GAAP) prohibit reporting pension income or expense as described in this proposal. GAAP requires that pension income or expense be reported as a component of the Company’s operating income. Under GAAP, only three specific items (discontinued operations, extraordinary items, and the cumulative effect of a change in accounting principle) can be displayed as a separate line item immediately above net income. Pension income or expense is not one of those items. Further, these three specific items must be shown net of the associated income tax effect.

WE ARE PROVIDING INFORMATION REQUESTED BY PROPONENT IN OUR MD&A

The Company complies with GAAP and appropriately discloses the impact of pension income or expense on its operations in accordance with the standards of reporting and disclosure set forth by the Financial Accounting Standards Board, specifically, SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. In fact, the Company’s reporting is squarely in line with all applicable laws, regulations and accounting standards and is consistent with the practice of other large public companies. In addition, the Company discloses pension income or expense for the entire Company and by segment in Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s Annual Report on Form 10-K. Further, as recently disclosed, in an effort to clarify the impact of pension income or expense, the Company will report the difference between its SFAS No. 87, Employers’ Accounting for Pensions, pension income or expense and its Cost Accounting Standards (CAS) pension expense separately in its operating results. The Company’s segment results will now only include pension expense as determined under CAS, which can be recovered through the pricing of our products and services to the U.S. government. Therefore, the Board believes that it is in the best interests of the Company and its shareholders to continue to report pension income or loss as it has been reported, and does not believe it to be in the best interests of the Company or its shareholders to adopt the proposed change.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

The Company’s 2002 Annual Report and Annual Review, which are not a part of this proxy statement and are not proxy soliciting material, are enclosed.

By Order of the Board of Directors,

John W. Kapples

Secretary

Lexington, Massachusetts

March 28, 2003

ANNEX A

AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board of Directors on the recommendation of the Governance and Nominating Committee to assist the Board in monitoring (1) the integrity of the financial statements of the company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. Audit Committee members may be replaced by the board of directors.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, the Securities and Exchange Commission and the Company’s Governance Principles. In particular, all members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, evaluate and if necessary replace the independent auditor, and shall pre-approve all audit engagement fees and terms and all non-audit service engagements with the independent auditor.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain independent counsel and other advisers.

The Audit Committee shall meet with management, the internal auditors and the independent auditor in separate executive sessions periodically.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the board for approval. The Audit Committee shall assess its performance of the duties specified in this Charter annually and report its findings to the Board of Directors.

In keeping with the foregoing statements, the Audit Committee shall have the following authority and responsibilities:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including disclosures made in management’s discussion and analysis and all matters required to be reviewed under applicable legal, regulatory and New York Stock Exchange requirements.

2.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

3.	Discuss with management the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

4.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

5.	Discuss with management and the independent auditor any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Oversight of the Company’s Relationship with the Independent Auditor

6.	Obtain and review a report from the independent auditor at least annually

A-1

regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

7.	Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management. The Audit Committee shall present its conclusions to the Board of Directors and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

8.	Set policies for the hiring of employees or former employees of the independent auditor.

Oversight of the Company’s Internal Audit Function

9.	Review the appointment and replacement of the senior internal auditing executive or, in the event that the internal audit function is provided by an outside vendor, the firm providing internal audit services.

10.	Review the significant reports to management prepared by the internal auditing function and management’s responses.

11.	Discuss with the Chief Executive Officer and the Chief Financial Officer of the Company, all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Compliance Oversight Responsibilities

12.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934, certain audit requirements and required responses to audit discoveries, has not been implicated.

13.	Review any matters relating to the integrity of management, including conflicts of interest, and adherence to the Company’s Code of Business Conduct and Ethics. In connection with these reviews, the Audit Committee will meet, as appropriate, with the General Counsel and other Company officers and employees.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

A-2

[LOGO OF RAYTHEON]

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, April 23, 2003
10:00 a.m. Eastern Time
(Doors open at 9:30 a.m.)
Raytheon Company
Executive Offices
141 Spring Street
Lexington, MA 024221
(Directions below)

2003 ANNUAL MEETING
ADMISSION TICKET

           Directions to the Raytheon Annual Meeting of Stockholders:

      Raytheon's Annual Meeting of Stockholders will be held on Wednesday,
               April 23, 2003, at 10:00 a.m. at Raytheon Company,
            Executive Offices, 141 Spring Street, Lexington, MA 02421

FOR ATTENDEES DRIVING TO THE MEETING:
In order to enter the Raytheon facility, you will need to stop at the guardhouse and show your employee badge or admission ticket. Once approved, security guards and signs will be available for parking directions and entrance to the facility.

                         DRIVING NORTH ON ROUTE 95/128:
     In Lexington, take Exit 29A (Route 2 East) toward Arlington/Cambridge.
  Approximately one-half mile take the first exit, #53, Spring Street, and bear right all the way to the stop sign. Turn right onto Spring Street. Cross over
              Route 2. Raytheon is the first driveway on the left.

                         DRIVING SOUTH ON ROUTE 95/128:
In Lexington, take Exit 29A (Route 2) toward Arlington/Cambridge. Approximately one-half mile take the first exit, #53, Spring Street, and bear right all the way to the stop sign. Turn right onto Spring Street. Cross over Route 2.
                   Raytheon is the first driveway on the left.

                            DRIVING EAST ON ROUTE 2:
  Go past Route 95/128. Take the very next exit, #53, Spring Street. Bear right all the way to the stop sign. Turn right onto Spring Street, and cross over
              Route 2. Raytheon is the first driveway on the left.

                            DRIVING WEST ON ROUTE 2:
     Go past the Waltham Street/Lexington exit. Take the next exit, Waltham
Street/Waltham, #54A. Bear left at the end of the ramp and turn left onto Hayden
   Avenue. Go to the top of the hill (running parallel to Route 2). Cross over
           Spring Street into the Raytheon Executive Offices driveway.

                                RAYTHEON COMPANY
                               LEXINGTON, MA 02421
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Burnham, Edward S. Pliner and Jay B.
Stephens, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at the
Company's Executive Offices, 141 Spring Street, Lexington, Massachusetts at
10:00 a.m. Eastern Time, Wednesday, April 23, 2003. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. This proxy also provides voting instructions for shares held in the dividend reinvestment plan and various employee savings plans described in the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and AGAINST Items 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12.

IF YOU ARE NOT VOTING VIA THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE,
AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE SIGN
THIS PROXY CARD EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SHARES ARE HELD BY
JOINT TENANTS, BOTH MUST SIGN.

                                SEE REVERSE SIDE

                        ANNUAL MEETING OF STOCKHOLDERS OF
                                RAYTHEON COMPANY
                                 April 23, 2003

                            PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

                                     - OR -

TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.

                                     - OR -

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions.
Have your control number available when you access the web page.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY
Receiving stockholder material electronically reduces mailing and printing costs and is better for the environment. If you wish to receive future distributions of your company's material via E-MAIL, please go to the website
www.investpower.com to enroll. You will be asked to enter the company and account number shown on this proxy card.

COMPANY NUMBER          [ ]

ACCOUNT NUMBER          [ ]

CONTROL NUMBER          [ ]

                [Please detach and mail in the envelope provided
                                       IF
               you are not voting via telephone or the Internet.]

--------------------------------------------------------------------------------
   The Board of Directors recommends a vote FOR Item 1. The Board of Directors recommends a vote AGAINST Items 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12.
         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------

Item 1 -
       Election of Directors:

[ ] FOR ALL NOMINEES
[ ] WITHHOLD AUTHORITY
    FOR ALL NOMINEES
[ ] FOR ALL EXCEPT
    (See instructions below)

NOMINEES

[ ]    (01) Ferdinand Colloredo-Mansfeld
[ ]    (02) Thomas E. Everhart
[ ]    (03) Warren B. Rudman
[ ]    (04) Ronald L. Skates

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

                                                         FOR   AGAINST  ABSTAIN

Item  2 - Offsets                                        [ ]     [ ]      [ ]
Item  3 - Cumulative Voting                              [ ]     [ ]      [ ]
Item  4 - Shareholder Rights Plan                        [ ]     [ ]      [ ]
Item  5 - MacBride Principles                            [ ]     [ ]      [ ]
Item  6 - Tax Reporting                                  [ ]     [ ]      [ ]
Item  7 - Performance-Based Stock Options                [ ]     [ ]      [ ]
Item  8 - Severance Agreements                           [ ]     [ ]      [ ]
Item  9 - Retiree as Pension Trustee                     [ ]     [ ]      [ ]
Item 10 - Funding of Non-Qualified Pension Liabilities   [ ]     [ ]      [ ]
Item 11 - Pension Measurement Date                       [ ]     [ ]      [ ]
Item 12 - Pension Income (Loss) Reporting                [ ]     [ ]      [ ]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
[ ]

Signature of Stockholder __________________________     Date: _______________

Signature of Stockholder __________________________     Date: _______________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.